                                                                 Exhibit 10.1





--------------------------------------------------------------------------------

                             LOAN AND SECURITY AGREEMENT

--------------------------------------------------------------------------------


                            BANKBOSTON RETAIL FINANCE INC.
                                      Agent for
                            The Lenders Referenced Herein






--------------------------------------------------------------------------------

                               COUNTY SEAT STORES, INC.

--------------------------------------------------------------------------------

                                     ............



255904.8



/October 28, 1997/

                                  TABLE OF CONTENTS

ARTICLE 1 - DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE 2 - THE REVOLVING CREDIT . . . . . . . . . . . . . . . . . . . . . . .24

   2-1.       Establishment of Revolving Credit. . . . . . . . . . . . . . . .24
   2-2.       Advances in Excess of Maximum Loan Exposure. . . . . . . . . . .25
   2-3.       Risks of Value of Collateral . . . . . . . . . . . . . . . . . .26
   2-4.       Reserves. Changes to Reserves. . . . . . . . . . . . . . . . . .26
   2-5.       Loan Requests. . . . . . . . . . . . . . . . . . . . . . . . . .27
   2-6.       Making of Loans Under Revolving Credit . . . . . . . . . . . . .28
   2-7.       The Loan Account . . . . . . . . . . . . . . . . . . . . . . . .29
   2-8.       The Revolving Credit Notes . . . . . . . . . . . . . . . . . . .30
   2-9.       Voluntary Reduction of Commitment and Loan Ceiling . . . . . . .30
   2-10.      Payment of The Loan Account. . . . . . . . . . . . . . . . . . .30
   2-11.      Interest Rates.  . . . . . . . . . . . . . . . . . . . . . . . .32
   2-12.      Certain Fees . . . . . . . . . . . . . . . . . . . . . . . . . .32
   2-13.      Agent's and Lenders' Discretion. . . . . . . . . . . . . . . . .33
   2-14.      Procedures For Issuance of L/C's . . . . . . . . . . . . . . . .34
   2-15.      Fees For L/C's and B/A's . . . . . . . . . . . . . . . . . . . .35
   2-16.      Concerning L/C's . . . . . . . . . . . . . . . . . . . . . . . .36
   2-17.      Changed Circumstances. . . . . . . . . . . . . . . . . . . . . .38
   2-18.      Increased Costs. . . . . . . . . . . . . . . . . . . . . . . . .39
   2-19       Lenders' Commitments . . . . . . . . . . . . . . . . . . . . . .40
   2-20.      Replacement of Certain Lenders . . . . . . . . . . . . . . . . .41

ARTICLE 3 - CONDITIONS PRECEDENT.. . . . . . . . . . . . . . . . . . . . . . .42

   3-1.       Corporate Due Diligence. . . . . . . . . . . . . . . . . . . . .42
   3-2.       Emergence From Chapter 11. . . . . . . . . . . . . . . . . . . .43
   3-3.       Issuance of New Notes. . . . . . . . . . . . . . . . . . . . . .43
   3-4.       Opinions.. . . . . . . . . . . . . . . . . . . . . . . . . . . .43
   3-5.       Additional Documents.. . . . . . . . . . . . . . . . . . . . . .43
   3-6.       Officers' Certificates.. . . . . . . . . . . . . . . . . . . . .43
   3-7.       Representations and Warranties.. . . . . . . . . . . . . . . . .44
   3-8.       Minimum Excess Availability. . . . . . . . . . . . . . . . . . .44
   3-9.       No Adverse Actions.. . . . . . . . . . . . . . . . . . . . . . .44
   3-10.      Consents and Approvals . . . . . . . . . . . . . . . . . . . . .44
   3-11.      No Suspension Event. . . . . . . . . . . . . . . . . . . . . . .44
   3-12.      No Adverse Change. . . . . . . . . . . . . . . . . . . . . . . .44
   3-13.      All Fees and Expenses Paid.    . . . . . . . . . . . . . . . . .45

ARTICLE 4 - GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS. . . . . . . . .45

   4-1.       Payment and Performance of Liabilities.. . . . . . . . . . . . .45
   4-2.       Due Organization - Corporate Authorization - No Conflicts. . . .45
   4-3        Guaranties.. . . . . . . . . . . . . . . . . . . . . . . . . . .46
   4-4.       Trade Names. . . . . . . . . . . . . . . . . . . . . . . . . . .47
   4-5.       Locations. . . . . . . . . . . . . . . . . . . . . . . . . . . .47
   4-6.       Title to Assets. . . . . . . . . . . . . . . . . . . . . . . . .49

                                       ii
/October 28, 1997/

   4-7.       Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . .50
   4-8.       Insurance Policies.. . . . . . . . . . . . . . . . . . . . . . .51
   4-9.       Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . .52
   4-10.      Leases.. . . . . . . . . . . . . . . . . . . . . . . . . . . . .53
   4-11.      Requirements of Law. . . . . . . . . . . . . . . . . . . . . . .53
   4-12.      Maintain Properties. . . . . . . . . . . . . . . . . . . . . . .53
   4-13.      Pay Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . .54
   4-14.      No Margin Stock. . . . . . . . . . . . . . . . . . . . . . . . .55
   4-15.      ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .56
   4-16.      Hazardous Materials. . . . . . . . . . . . . . . . . . . . . . .56
   4-17.      Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . .57
   4-18.      Dividends or Investments . . . . . . . . . . . . . . . . . . . .57
   4-19.      Permitted Acquisitions . . . . . . . . . . . . . . . . . . . . .58
   4-20.      Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .58
   4-21.      Protection of Assets . . . . . . . . . . . . . . . . . . . . . .59
   4-22.      Line of Business . . . . . . . . . . . . . . . . . . . . . . . .59
   4-23.      Affiliate Transactions . . . . . . . . . . . . . . . . . . . . .59
   4-24.      Additional Assurances. . . . . . . . . . . . . . . . . . . . . .60
   4-25.      Adequacy of Disclosure . . . . . . . . . . . . . . . . . . . . .60
   4-26.      Other Covenants. . . . . . . . . . . . . . . . . . . . . . . . .61

ARTICLE 5 - REPORTING REQUIREMENTS / FINANCIAL COVENANTS . . . . . . . . . . .61

   5-1.       Maintain Records . . . . . . . . . . . . . . . . . . . . . . . .61
   5-2.       Access to Records. . . . . . . . . . . . . . . . . . . . . . . .62
   5-3.       Immediate Notice to Agent  . . . . . . . . . . . . . . . . . . .63
   5-4.       Borrowing Base Certificate . . . . . . . . . . . . . . . . . . .64
   5-5.       Monthly Reports. . . . . . . . . . . . . . . . . . . . . . . . .64
   5-6.       Quarterly Reports. . . . . . . . . . . . . . . . . . . . . . . .65
   5-7.       Annual Reports . . . . . . . . . . . . . . . . . . . . . . . . .65
   5-8.       Officers' Compliance Certificates. . . . . . . . . . . . . . . .66
   5-9.       Inventories, Appraisals, and Audits. . . . . . . . . . . . . . .67
   5-10.      Additional Financial Information . . . . . . . . . . . . . . . .68
   5-11.      Fixed Charge Coverage Ratio. . . . . . . . . . . . . . . . . . .68

ARTICLE 6 - USE AND COLLECTION OF COLLATERAL.. . . . . . . . . . . . . . . . .69

   6-1.       Use of Inventory Collateral. . . . . . . . . . . . . . . . . . .69
   6-2.       Inventory Quality. . . . . . . . . . . . . . . . . . . . . . . .69
   6-3.       Adjustments and Allowances . . . . . . . . . . . . . . . . . . .69
   6-4.       Validity of Accounts . . . . . . . . . . . . . . . . . . . . . .69
   6-5.       Notification to Account Debtors. . . . . . . . . . . . . . . . .70

ARTICLE 7 - CASH MANAGEMENT. PAYMENT OF LIABILITIES. . . . . . . . . . . . . .70

   7-1        Depository Accounts. . . . . . . . . . . . . . . . . . . . . . .70
   7-2.       Credit Card Receipts . . . . . . . . . . . . . . . . . . . . . .70
   7-3.       The Concentration and the Funding Accounts . . . . . . . . . . .71
   7-4.       Proceeds and Collection of Accounts. . . . . . . . . . . . . . .72
   7-5.       Payment of Liabilities . . . . . . . . . . . . . . . . . . . . .72
   7-6.       The Funding Account. . . . . . . . . . . . . . . . . . . . . . .73

ARTICLE 8 - GRANT OF SECURITY INTEREST . . . . . . . . . . . . . . . . . . . .73

                                       iii
/October 28, 1997/

   8-1.       Grant of Security Interest . . . . . . . . . . . . . . . . . . .73
   8-2.       Extent and Duration of Security Interest . . . . . . . . . . . .74

ARTICLE 9 - AGENT AS BORROWER'S ATTORNEY-IN-FACT.. . . . . . . . . . . . . . .74

   9-1.       Appointment as Attorney-In-Fact. . . . . . . . . . . . . . . . .74
   9-2.       No Obligation to Act . . . . . . . . . . . . . . . . . . . . . .76

ARTICLE 10 - EVENTS OF DEFAULT.. . . . . . . . . . . . . . . . . . . . . . . .76

   10-1.      Failure to Pay Principal . . . . . . . . . . . . . . . . . . . .76
   10-2.      Failure To Make Other Payments . . . . . . . . . . . . . . . . .76
   10-3.      Failure to Perform Covenant or Liability (No Grace Period) . . .76
   10-4.      Failure to Perform Covenant or Liability (Limited Grace) . . . .77
   10-5.      Failure to Perform Covenant or Liability (Grace Period). . . . .78
   10-6.      Misrepresentation. . . . . . . . . . . . . . . . . . . . . . . .78
   10-7.      Default in Other Indebtedness. . . . . . . . . . . . . . . . . .78
   10-8.      Payment Default Under Any Lease. . . . . . . . . . . . . . . . .78
   10-9.      Default Under Other Agreements . . . . . . . . . . . . . . . . .78
   10-10.     Events with Respect  To New Notes. . . . . . . . . . . . . . . .78
   10-11.     Casualty Loss. Non-Ordinary Course Sales . . . . . . . . . . . .78
   10-12.     Judgment.  Restraint of Business . . . . . . . . . . . . . . . .79
   10-13.     Business Failure . . . . . . . . . . . . . . . . . . . . . . . .79
   10-14.     Bankruptcy . . . . . . . . . . . . . . . . . . . . . . . . . . .79
   10-15.     Default by Guarantor or Related Entity . . . . . . . . . . . . .80
   10-16.     Indictment - Forfeiture. . . . . . . . . . . . . . . . . . . . .80
   10-17.     Challenge to Loan Documents. . . . . . . . . . . . . . . . . . .80
   10-18.     Executive Management.. . . . . . . . . . . . . . . . . . . . . .80
   10-19.     Change in Control. . . . . . . . . . . . . . . . . . . . . . . .81

ARTICLE 11 - RIGHTS AND REMEDIES UPON DEFAULT. . . . . . . . . . . . . . . . .81

   11-1.      Rights of Enforcement. . . . . . . . . . . . . . . . . . . . . .81
   11-2.      Sale of Collateral . . . . . . . . . . . . . . . . . . . . . . .82
   11-3.      Occupation of Business Location. . . . . . . . . . . . . . . . .83
   11-4.      Grant of Nonexclusive License. . . . . . . . . . . . . . . . . .83
   11-5.      Assembly of Collateral . . . . . . . . . . . . . . . . . . . . .83
   11-6.      Rights and Remedies. . . . . . . . . . . . . . . . . . . . . . .83

ARTICLE 12 - NOTICES.. . . . . . . . . . . . . . . . . . . . . . . . . . . . .84

   12-1.      Notice Addresses . . . . . . . . . . . . . . . . . . . . . . . .84
   12-2.      Notice Given . . . . . . . . . . . . . . . . . . . . . . . . . .85

ARTICLE 13 - TERM. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .86

   13-1.      Termination of Revolving Credit. . . . . . . . . . . . . . . . .86
   13-2.      Effect of Termination. . . . . . . . . . . . . . . . . . . . . .86

ARTICLE 14  -  GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . .86

   14-1.      Protection of Collateral . . . . . . . . . . . . . . . . . . . .86

                                       iv
/October 28, 1997/

   14-2.      Successors and Assigns.. . . . . . . . . . . . . . . . . . . . .87
   14-3.      Severability . . . . . . . . . . . . . . . . . . . . . . . . . .87
   14-4.      Amendments.  Course of Dealing . . . . . . . . . . . . . . . . .87
   14-5.      Power of Attorney. . . . . . . . . . . . . . . . . . . . . . . .88
   14-6.      Application of Proceeds. . . . . . . . . . . . . . . . . . . . .88
   14-7.      Costs and Expenses of Agent and Of Lenders . . . . . . . . . . .88
   14-8.      Copies and Facsimiles. . . . . . . . . . . . . . . . . . . . . .88
   14-9.      Massachusetts Law. . . . . . . . . . . . . . . . . . . . . . . .89
   14-10.     Consent to Jurisdiction. . . . . . . . . . . . . . . . . . . . .89
   14-11.     Indemnification. . . . . . . . . . . . . . . . . . . . . . . . .90
   14-12.     Rules of Construction. . . . . . . . . . . . . . . . . . . . . .90
   14-13.     Intent . . . . . . . . . . . . . . . . . . . . . . . . . . . . .91
   14-14.     Right of Set-Off . . . . . . . . . . . . . . . . . . . . . . . .91
   14-15.     Maximum Interest Rate. . . . . . . . . . . . . . . . . . . . . .92
   14-16.     Waivers. . . . . . . . . . . . . . . . . . . . . . . . . . . . .92
   14-17.     Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . .93



                                       EXHIBITS


   2-5             :    Form of Loan Request.
   2-8             :    Revolving Credit Note
   2-15            :    Acceptable Voting Rights
   3-4             :    Form Of Opinions
   4-2             :    Related Entities
   4-3             :    Form of Guaranty
   4-4             :    Trade Names
   4-5             :    Locations.
   4-5(b)(ii)(C)   :    Specific Store Closings
   4-6(a)          :    Encumbrances.
   4-6(b)          :    Consignments
   4-7             :    Indebtedness.
   4-8             :    Insurance Policies.
   4-10            :    Leases.
   4-13            :    Taxes
   4-17            :    Litigation
   4-23            :    Affiliate Transactions
   5-4             :    Borrowing Base Certificate
   7-1             :    DDA's.
   7-2             :    Credit Card Arrangements

                                          v
/October 28, 1997/

--------------------------------------------------------------------------------

LOAN AND SECURITY AGREEMENT                                           BankBoston
                                                             Retail Finance Inc.

--------------------------------------------------------------------------------

                                                                October 29, 1997

   THIS AGREEMENT is made among

              BankBoston Retail Finance Inc. (in such capacity, the "Agent"), a Delaware corporation with offices at 40 Broad Street Boston, Massachusetts 02109, as agent for the ratable benefit of the "Lenders", who are, at present, those financial institutions identified on the signature pages of the within Agreement and who in the future are those Persons (if any) who become "Lenders" in accordance with the provisions of Section 219, below, the Lenders

              and

              County Seat Stores, Inc. (hereinafter, the "Borrower"), a Minnesota corporation with its principal executive offices at 469 Seventh Avenue, New York, New York 10018 in consideration of the mutual covenants contained herein and benefits to be derived herefrom,


                                    WITNESSETH:
ARTICLE 1 - DEFINITIONS.

   As herein used, the following terms have the following meanings or are defined in the section of the within Agreement so indicated:

   "Acceptable Inventory":   All inventory of the Borrower (excluding any
              supplies, goods returned or rejected by customers, goods to be returned to suppliers and goods in transit to third persons (other than the Borrower's agents or warehouses)) of a nature, kind, and character comparable to that which existed on October 1, 1997, less any reserves to the extent permitted by Section 24, as to which inventory the Lender has a perfected security interest which is prior and superior to all security interests, claims, and encumbrances (other than Permitted Encumbrances).

   "Accounts" and "Accounts Receivable" include, without limitation,
              "accounts" as defined in the UCC, and also all: accounts, accounts receivable, credit card receivables, notes, drafts, acceptances, and other forms of obligations and receivables and rights to payment for credit extended and for goods sold or leased, or services rendered, whether or not yet earned by performance.

   "ACH": Automated clearing house.

   "Account Debtor": Has the meaning given that term in the UCC.

                                          1
/October 28, 1997/

   "Acquisition":  The purchase or other acquisition, by the Borrower or by any
              Subsidiary (no matter how structured in one transaction or in a series of transactions) , of: (a) equity interests in any other Person which would constitute or which results in a Change in Control of such other Person, or (b) such of the assets of any Person as would permit the Borrower or such Subsidiary to operate one or more retail locations of such Person or to conduct other business operations with such assets (provided, however, none of the following shall constitute an "Acquisition": purchases of inventory in the ordinary course of the Borrower's business; purchases, leases or other acquisitions of Equipment in the ordinary course of the Borrower's business; capital expenditures permitted hereunder; and the acquisition of investments otherwise permitted by the terms of this Agreement).

   "Affected Lender":   Is defined in Section 2-20.

   "Affiliate":    With respect to any two Persons, a relationship in which (a)
              one holds, directly or indirectly, not less than Twenty Five Percent (25%) of the Voting Stock of the other; or (b) one has, directly or indirectly, Control of the other; or (c) not less than Twenty Five Percent (25%) of their respective Voting Stock is directly or indirectly held by the same third Person.

   "Agency Agreement":  That certain Agency Agreement among the Agent and the
              Lenders regarding the loan arrangement contemplated by the Loan Documents, as amended and in effect from time to time.

   "Agent":   Is defined in the Preamble.

   "Agent's Fee":  As defined in the Commitment Letter.

   "Agent's Rights and Remedies":  Is defined in Section 116.

   "Applicable Advance Rate":  The following percentage during the period indicated:

From                                   To                       Percentage

Execution of the within Agreement      December 15, 1997             75%

December 16, 1997                      January 31, 1998              65%

Each February 1 after closing          Each June 30 after closing    70%

Each July 1 after closing              Each December 15 after
                                       closing, other than
                                       December 15, 1997             73%

Each December 16 after closing,        Each January 31 after
other than December 16, 1997           closing, other than
                                       January 31, 1998              65%




   "Availability": Is defined in Section 2-1(b).

/October 28, 1997/

   "Availability Reserves: Such reserves, for the following,  as the Agent from time to time determines in the Agent's reasonable discretion (subject to the maxima set forth in Section 2-4) as being appropriate to reflect the impediments to the Agent's ability to realize upon the Collateral or which constitutes contingent obligations of the Borrower on account of which the Agent and Lenders may have responsibility subsequent to acceleration: gift certificates; merchandise credits; L/C Landing Costs; taxes for which a lien has been filed, recorded, or otherwise arisen, which lien has priority over the Encumbrances granted to the Agent hereunder; and rent which is past due for more than Twenty - Five (25) days after the expiration of any applicable grace period in the subject lease (See Section 2-4, which deals with certain maximum Reserves, initial Reserves and the basis under which Reserves may be changed or supplemented from the initial Reserves).

   "Average Usage":     For the period in respect of which Average Usage is
              being determined: (a) the aggregate of the unpaid principal balance of the Loan Account and the Stated Amounts of all outstanding L/C's and B/A's on each day of such period divided by
              (b) the number of days in such period.

   "B/A":     Banker's Acceptances.

   "Backup L/C":   The L/C which the Agent shall cause to be issued to support the Borrower's obligations, at the execution of the within Agreement, to Banker's Trust Company on account of letters of credit and banker's acceptances issued, prior to the execution of the within Agreement, by Banker's Trust Company for the account of the Borrower.

   "Bankruptcy Code":  Title 11, U.S.C., as amended from time to time.

   "Base": The greater, from time to time, of (a) the prime commercial rate announced from time to time by BankBoston, N.A. or (b) the aggregate of the Federal Funds Effective Rate plus 0.5% per
              annum.   Any change in "Base" shall be effective, for purposes of
              the calculation of interest due hereunder, when such change is made effective generally by the bank on whose rate or index "Base" is being set.

   "Base Margin Loan":  Each Revolving Credit Loan while bearing interest at the Base Margin Rate.

   "Base Margin Rate":  The aggregate of Base plus the Base Margin.

   "Base Margin":   75 basis points, provided, however,

                   (a) In the event that the Borrower's actual EBITDA for the Borrower's Fiscal 1998 is not less than $24,889,600.00, as such actual EBITDA is determined from the Borrower's annual financial statement for that Fiscal year and provided to the Agent pursuant to Section 5-7(a), the Base Margin, commencing no later than Three (3) Business Days after the delivery of such annual financial statement, shall be 50 basis points and shall continue to be 50 basis points until the anniversary of the date on which the Base Margin so became 50 basis points, on which anniversary date, unless the provisions of Clause (b) are then effective, the Base Margin shall revert to 75 basis points.

                   (b) In the event that the Borrower's actual EBITDA for the Borrower's Fiscal 1999 is not less than $27,395,200.00, as such actual EBITDA is determined from the Borrower's annual financial statement for that Fiscal year and provided to the Agent pursuant to Section 5-7(a), the Base Margin, commencing no later than Three (3) Business Days after the delivery of such annual financial statement, shall be 50 basis points and shall continue to

/October 28, 1997/
              be 50 basis points until the Maturity Date, provided, however, in the event that on the date on which the Borrower's annual financial statement for its Fiscal 1999 is so delivered, the Base Margin is 50 basis points, then Base Margin shall remain at 50 basis points until the Maturity Date.

   "Borrower": Is defined in the Preamble.

   "Business Day":  Any day other than (a) a Saturday or  Sunday; (b) any day on which banks in Boston, Massachusetts or New York, New York, or Minneapolis, Minnesota generally are not open to the general public for the purpose of conducting commercial banking business; or (c) a day on which the Agent is not open to the general public to conduct business, and with respect to LIBOR Loans any day which is also a day on which commercial banks are open for international business (including dealings in dollar deposits) in the London interbank market.

   "Business Plan":  The Borrower's business plan, dated October 28, 1997.

   "Capital Expenditures":  Gross Capital Expenditures which are required to be included in, or reflected by, the property, plant and equipment or similar fixed asset accounts on the balance sheet prepared in accordance with GAAP, less Net Proceeds from the sale or sale-leaseback of fixed assets.

   "Capital Lease": Any lease which would be capitalized in accordance with
              GAAP.

   "Capital Stock": means (I) with respect to any Person that is a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock including, without limitation, partnership interests and other indicia of ownership and (ii) with respect to any other Person, any and all partnership or other equity interests of such Person.


   "Cash Equivalents" shall mean, as to any Person, (I) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six (6) months from the date of acquisition by such Person, (ii) time deposits and certificates of deposit of any commercial bank incorporated in the United States of recognized standing having capital and surplus in excess of $100,000,000 with maturities of not more than six (6) months from the date of acquisition by such Person,
              (iii) repurchase obligations with a term of not more than seven
              (7) days for underlying securities of the types described in clause (I) above, provided that there shall be no restriction on the maturities of such underlying securities pursuant to this clause (iii) entered into with a bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by the parent corporation of any commercial bank (provided that the parent corporation and the bank are both incorporated in the United States) of recognized standing having capital and surplus in excess of $500,000,000 and commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor's Ratings Group or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing not more than six (6) months after the date of acquisition by such Person, and (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (I) through (v) above.

/October 28, 1997/

   "Central Account":  Defined in Section 7-3.

   "Change in Control": The occurrence of any of the following  (in one transaction or a series of transactions): (I) the sale, lease, transfer, conveyance or other disposition of all or substantially all of the Borrower's assets to any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act);
              (ii) the liquidation or dissolution of the Borrower or the adoption of a plan by the stockholders of the Borrower relating to the dissolution or liquidation of the Borrower; (iii) at any time, following the first anniversary of the date of this Agreement, any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), except for one or more Existing Holders, is or becomes the "beneficial owner" (as such term is defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the aggregate ordinary voting power of the total outstanding Voting Stock of the Borrower; or (iv) at any time, following the first anniversary of the date of this Agreement, with respect to the Borrower's Board of Directors, as such board is constituted on and after the date of this Agreement, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors who are approved by a vote of at least 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then still in office.

   "Chattel Paper": Has the meaning given that term in the UCC.

   "Collateral": Is defined in Section 8-1.

   "Commitment":   Subject to 2-19, as follows:

LENDER                            Dollar Commitment   Percentage Commitment

BankBoston Retail Finance Inc.    $115,000,000.00     100%

   "Commitment Letter": The letter agreement dated October 14, 1997 between the Borrower, on the one hand, and BankBoston Retail Finance Inc. and BankBoston Securities Inc., on the other, including the Term Sheet annexed to that Letter as EXHIBIT A.

   "Control": As to any Person, means the possession of the power, directly or indirectly, to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

   "Concentration Account":  Is defined in Section 7-3.

   "Cost":  The calculated cost of purchases, as determined from invoices received by the Borrower, the Borrower's purchase journal or stock ledger, based upon the Borrower's accounting practices maintained in accordance with Section 5-1(a). "Cost" does not include inventory capitalization costs or other non-purchase price charges used in the Borrower's calculation of cost of goods sold (but includes freight, duties and other landed costs (only to the extent those costs were capitalized as of the date of this Agreement).

/October 28, 1997/

   "Costs of Collection" includes, without limitation, all attorneys'
              reasonable fees and reasonable out-of-pocket expenses incurred by the Agent's attorneys, and all reasonable costs incurred by the Agent in the administration of the Liabilities and/or the Loan Documents, including, without limitation, reasonable costs and expenses associated with travel on behalf of the Agent, which costs and expenses are directly or indirectly related to or in respect of the Agent's: administration and management of the Liabilities; negotiation, documentation, and amendment of any Loan Document; or efforts to preserve, protect, collect, or enforce the Collateral, the Liabilities, and/or the Agent's Rights and Remedies and/or any of the Agent's rights and remedies against or in respect of any guarantor or other person liable in respect of the Liabilities (whether or not suit is instituted in connection with such efforts). The Costs of Collection are Liabilities, and at the Agent's option may bear interest, if not paid when due, at the highest post-default rate which the Agent may charge the Borrower hereunder as if such had been lent, advanced, and credited by the Agent to, or for the benefit of, the Borrower.

   "DDA": Any checking or other demand daily depository account maintained by the Borrower.

   "Deposit Account":   Has the meaning given that term in the UCC.

   "Distribution Facility":  The Borrower's distribution facility located in
              Brooklyn, Minnesota.

   "Documents": Has the meaning given that term in the UCC.


   "Documents of Title": Has the meaning given that term in the UCC.

   "Dollar Commitment": As provided in the Definition of "Commitment", above as reduced from time to time as the Loan Ceiling is reduced pursuant to Section 2-10(c).

   "EBITDA":  The following, determined in accordance with GAAP: Net Income before taxes plus (a) interest expense, whether paid or accrued, plus/minus, (b) amortization, depreciation, and other non-cash charges and credits (including, amortization of goodwill, deferred financing fees, LIFO reserve adjustments and other intangibles), plus (c) extraordinary charges deducted in computing Net Income to the extent related to and incurred in respect of the Proceedings, the Original New Notes and the New Notes, paid after the date hereof, in an amount not to exceed $200,000.00 for the period ending on the first anniversary of the date of this Agreement.

   "Early Termination Fee":  Is defined in Section 2-12(c).

   "Employee Benefit Plan": As defined in ERISA.

   "Encumbrance": Each of the following:

                   (a) security interest, mortgage, pledge, hypothecation, lien, attachment, or charge of any kind (including any agreement to give any

/October 28, 1997/
              of the foregoing); the interest of a lessor under a Capital Lease; conditional sale or other title retention agreement; or other arrangement pursuant to which any Person is entitled to any preference or priority with respect to the property or assets of another Person or the income or profits of such other Person or which constitutes an interest in property to secure an obligation; each of the foregoing whether consensual or non-consensual and whether arising by way of agreement, operation of law, legal process or otherwise.

                   (b) The filing of any financing statement under the UCC or comparable law of any jurisdiction.

   "End Date":     The date upon which both (a) all Liabilities have been paid in full and (b) all obligations of any Lender to make loans and advances and to provide other financial accommodations to the Borrower hereunder shall have been irrevocably terminated.

   "Environmental Laws":     (a)  Any and all federal, state, local or
              municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements which regulate or relate to, or impose any standard of conduct or liability on account of or in respect to environmental protection matters, including, without limitation, Hazardous Materials, as are now or hereafter in effect; and

                             (b) The common law relating to damage to Persons or property from Hazardous Materials.



   "Equipment" includes, without limitation, "equipment" as defined in the
              UCC, and also all motor vehicles, rolling stock, machinery, office equipment, plant equipment, tools, dies, molds, store fixtures, furniture, and other goods, property, and assets which are used and/or were purchased for use in the operation or furtherance of the Borrower's business, and any and all accessions, additions thereto, and substitutions therefor.

   "ERISA": The Employee Retirement Security Act of 1974, as amended.

   "ERISA Affiliate": Any Person which is under common control with the
              Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which would be treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended.

   "Events of Default": Is defined in Article 10.  Each reference herein to an
              Event of Default or its consequences constitutes reference to an Event of Default not then duly waived by the Agent pursuant to
              Section 14-4(b).

   "Excluded L/C Inventory": So much of the L/C Inventory, the purchase of which is supported by documentary L/C's with an initial term in excess of 120 days, as then exceeds 30% of the Stated Amount of all documentary L/C's.

   "Excluded Inventory Value":  The then aggregate Stated Amount of L/C's
              which support the    purchase of Excluded L/C Inventory.

   "Existing Holders": Collectively, the record and beneficial holders of
              Borrower's common stock that receive such common stock in connection with the Plan.

   "Fiscal":  When used with reference to a fiscal year, the Borrower's fiscal year ending in January of the year following that to which reference is made. E.g., "Fiscal 1998" refers to the Borrower's fiscal year ending in January 1999.

/October 28, 1997/

   Federal Funds Effective Rate:  For any day, a fluctuating per annum interest rate equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on that date (or on the then next succeeding Business Day, if not one) by the Federal Reserve Bank of New York, provided that if such a rate is not so published for a day which is a Business Day, Federal Funds Effective Rate shall be the average of quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by the Agent.

   "Fixed Charge Coverage Ratio": The ratio of the following, each determined for the period in respect of which compliance with this ratio is being determined:

                           EBITDA less Fixed Charges
              ---------------------------------------------------------------
              The sum of cash payments of interest and principal amortization.

   "Fixed Charges":     The sum of

                        (a)  interest expense paid (except as provided below);
                             plus

                        (b) all cash dividend payments (which dividend payments are subject, in any event, to limitations included in Section 4-18(a)); plus

                        (c) principal payments on Indebtedness (excluding payments on the Revolving Credit); plus

                        (d)  principal payments on Capitalized Leases; plus

                        (e)  the greater of Capital Expenditures or Zero (0);
                             plus

                        (f)  cash payments of all  taxes,

              provided that, the following shall in no event be deemed to constitute Fixed Charges: (I) the amount of fees and other debt issuance costs related to the extension or amendment of this Agreement, and (ii) amounts paid in the New Note Disbursement Account on or about the date hereof, for the payment of interest on the New Notes pursuant to the Indenture; and (iii) without duplication, interest paid to the holders of the New Notes.

   "Funding Account":  Is defined in Section 7-3.

   "GAAP": (a) For all purposes other than those specified in clause (b)
              below, principles which are consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect as of the date of determination and applicable to that accounting period in respect of which reference to GAAP is being made, and (b) for purposes of the financial covenant set forth in Section 5-11(a), principles referred to in clause (a) above, which are applied in a manner materially consistent with that used in preparing the Borrower's financial statements for the fiscal year ending approximately as of January 31, 1997, except for implementation of fresh start accounting.

   "General Intangibles" includes, without limitation, "general intangibles"
              as defined in the UCC; and also all: rights to payment for credit extended; deposits; amounts due to the Borrower; credit memoranda in favor of the Borrower; warranty claims; tax refunds and abatements; insurance refunds and premium rebates; all means and vehicles of investment or hedging, including, without limitation, options, warrants, and futures contracts; records; customer lists; telephone numbers; goodwill; causes of action; judgments; payments under any settlement or other agreement; literary rights; rights to performance; royalties; license and/or franchise fees; rights of admission; licenses; franchises; license agreements, including all rights of the Borrower to enforce same; permits, certificates of convenience and necessity, and similar rights granted by any governmental authority; patents, patent applications, patents pending, and other intellectual

/October 28, 1997/
              property; internet addresses and domain names; developmental ideas and concepts; proprietary processes; blueprints, drawings, designs, diagrams, plans, reports, and charts; catalogs; manuals; technical data; computer software programs (including the source and object codes therefor), computer records, computer software, rights of access to computer record service bureaus, service bureau computer contracts, and computer data; tapes, disks, semi-conductors chips and printouts; trade secrets rights, copyrights, mask work rights and interests, and derivative works and interests; user, technical reference, and other manuals and materials; trade names, trademarks, service marks, and all goodwill relating thereto; applications for registration of the foregoing; and all other general intangible property of the Borrower in the nature of intellectual property; proposals; cost estimates, and reproductions on paper, or otherwise, of any and all concepts or ideas, and any similar matter related to, or connected with, the design, development, manufacture, sale, marketing, leasing, or use of any or all property produced, sold, or leased, by the Borrower or credit extended or services performed, by the Borrower, whether intended for an individual customer or the general business of the Borrower, or used or useful in connection with research by the Borrower.

   "Goods": Has the meaning given that term in the UCC.

   "Hazardous Materials:" Any (a) hazardous materials, hazardous waste, hazardous or toxic substances, petroleum products, which (as to any of the foregoing) are defined or regulated as a hazardous material in or under any Environmental Law and (b) oil in any physical state.

   "Indebtedness": All indebtedness and obligations of or assumed by any
              Person on account of or in respect to any of the following:

                   (a) In respect of money borrowed (including any indebtedness which is non-recourse to the credit of such Person but which is secured by an Encumbrance on any asset of such Person) whether or not evidenced by a promissory note, bond, debenture or other written obligation to pay money.

                   (b) For the payment of the purchase price of goods or
              services deferred for more than Thirty (30) days beyond then current trade terms provided to such person by the supplier of such goods or services.

                   (c) In connection with any letter of credit or acceptance
              transaction (including, without limitation, the face amount of all letters of credit and acceptances issued for the account of such Person or reimbursement on account of which such Person would be obligated).

                   (d) On account of deposits or advances from such Person's
              customers.

                   (e) As lessee under Capital Leases.
              "Indebtedness" of any Person shall also include:

                        (x) Indebtedness of others secured by an Encumbrance on
                   any asset of such Person, whether or not such Indebtedness is assumed by such Person.

                        (y) Any guaranty, endorsement, suretyship or other
                   undertaking pursuant to which that Person may be liable on account of any obligation of the type described in (a) above of any third party.

                        (z) The Indebtedness of a partnership or joint venture
                   in which such Person is a general partner or joint venturer.


   "Indemnified Person": Is defined in Section 14-11.

   "Indenture":    That certain Indenture dated as of October 29, 1997 between the Borrower and First Trust, National Association, as Trustee which relates to the New Notes, together with any amendment, restatement or modification to such Indenture, prior written approval of which amendment, restatement or


/October 28, 1997/
              modification is given by the Agent, provided that the following amendments, supplements or modifications shall not require the prior written consent of the Agent:

                   (i) which decrease the rate of interest payable on the New Notes;

                   (ii) which provide for payment in kind in lieu of cash of any portion of the interest on the New Notes;

                   (iii) which provide for the extension of the maturity date with respect to any principal or interest payment to be made under the New Notes;

                   (iv) which provide more flexibility to the Borrower in connection with any financial covenants; and

                   (v) which waive any defaults existing in connection with the New Notes.

   "Instruments": Has the meaning given that term in the UCC.

   "Interest Payment Date":  With reference to:

                   (a) Each LIBOR Loan: The last day of the Interest Period relating thereto; the Termination Date, and the End Date.

                   (b) Each Base Margin Loan: the first day of each month; the Termination Date; and the End Date.

   "Interest Period":   (a)  With respect to each LIBOR Loan: Subject to
              Subsection (d), below, the period commencing on the date of the making or continuation of, or conversion to, such LIBOR Loan and ending (but excluding) the day which corresponds numerically to such date, one, two, or three months thereafter, as the Borrower may elect by notice (pursuant to Section 2-5(b)) to the Agent.

                        (b) With respect to each Base Margin Loan: Subject to Subsection (c), below, the period commencing on the date of the making or continuation of or conversion to such Base Margin Loan and ending on that date (I) as of which the subject Base Margin Loan is converted to a LIBOR Loan, as the Borrower may elect by notice (pursuant to Section 2-5(b)) to the Agent, or (ii) on which the subject Base Margin Loan is paid by the Borrower.

                   (c) The setting of Interest Periods is in all instances subject to the following:

                        (i) Any Interest Period for a Base Margin Loan which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day.

                        (ii) Any Interest Period for a LIBOR Loan which would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless that succeeding Business Day is in the next calendar month, in which event such Interest Period shall end on the last Business Day of the month during which the Interest Period ends.

                        (iii) Subject to Subsection (v), below, any Interest Period applicable to a LIBOR Loan, which Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period ends, shall end on the last Business Day of the month during which that Interest Period ends.

                        (iv) Any Interest Period which would otherwise end
                   after the Termination Date shall end on the Termination
                   Date.

                        (v) No Interest Period applicable to a LIBOR Loan may be less than one (1) month.

                        (vi) The number of Interest Periods applicable to LIBOR
                   Loans in effect at any one time is subject to Section 2-11(d) hereof.

/October 28, 1997/

   "Investment Property":    Has the meaning given that term in the UCC.

   "Inventory" includes, without limitation, "inventory" as defined in the UCC and also all: packaging, advertising, and shipping materials related to any of the foregoing, and all names or marks affixed or to be affixed thereto for identifying or selling the same; Goods held for sale or lease or furnished or to be furnished under a contract or contracts of sale or service by the Borrower, or used or consumed or to be used or consumed in the Borrower's business; Goods of said description in transit: returned, repossessed and rejected Goods of said description; and all documents (whether or not negotiable) which represent any of the foregoing.

    Inventory Reserves":     The following Reserves:  shrinkage; return to
              vendor; damaged inventory; seasonality; change in Inventory character; change in Inventory mix; and markdowns, markons, and markups which are out of the ordinary course of business and inconsistent with prior practices (See Section 2-4, which deals with initial Reserves and the basis under which Reserves may be established, changed or supplemented from the initial Reserves).

   "Issuer":  The issuer of any L/C, which shall be BankBoston, N.A., or any other bank approved by the Agent and the Borrower to issue L/Cs.

   "L/C":  Any letter of credit, the issuance of which is procured by the
              Agent for the account of the Borrower.

   "L/C Fee": Is defined in Section 2-15(a).

   "L/C Inventory":     Inventory, not yet delivered to the Borrower , the
              purchase of which is supported by a documentary L/C or by a B/A whether or not drawn or paid or by a letter of credit supported by the Backup L/C whether or not drawn or paid, which Inventory, at the drawing of the subject L/C, would constitute Acceptable Inventory.

   "L/C Inventory Value": The aggregate Stated Amount of L/C's and B/A's which
              support the    purchase of L/C Inventory.

   "L/C Landing Costs":  To the extent not included in the Stated Amount of an
              L/C, customs, duty, freight, and other out-of-pocket costs and expenses which will be expended to "land" the Inventory at the Distribution Facility, the purchase of which is supported by such L/C.

   "Lease":  Any lease or other agreement, no matter how styled or structured, pursuant to which the Borrower is entitled to the use or occupancy of any real property.

   "Lenders": Defined in the Preamble to the within Agreement

   "Liabilities" (in the singular, "Liability") includes, without limitation, all and each of the following, whether now existing or hereafter arising:

                   (a) Any and all direct and indirect liabilities, debts, and obligations of the Borrower to the Agent or any Lender, each of every kind, nature, and description under the Loan Documents.

                   (b) Each obligation to repay any loan, advance, indebtedness, note, obligation, overdraft, or amount now or hereafter owing by the Borrower to the Agent or any Lender under the Loan Documents (including all future advances whether or not made pursuant to a commitment by the Agent

/October 28, 1997/
              or any Lender under the Loan Documents, whether or not any of such are liquidated, unliquidated, primary, secondary, secured, unsecured, direct, indirect, absolute, contingent, or of any other type, nature, or description, or by reason of any cause of action which the Agent or any Lender may hold against the Borrower.

                   (c) All notes and other obligations of the Borrower under the Loan Documents, now or hereafter assigned to or held by the Agent or any Lender, each of every kind, nature, and description.

                   (d) All interest, fees, and charges and other amounts under the Loan Documents, which may be charged by the Agent or any Lender to the Borrower and/or which may be due from the Borrower to the Agent or any Lender under the Loan Documents.

                   (e) All costs and expenses incurred or paid by the Agent or any Lender in respect of any Loan Document (including, without limitation, Costs of Collection, attorneys' reasonable fees, and all court and litigation costs and expenses).

                   (f) Any and all covenants of the Borrower to or with the Agent or any Lender under the Loan Documents and any other instruments, documents, agreements and facilities entered into in connection with or relating to this Agreement, including, without limitation, cash management agreements, depository/investment account agreements, letter of credit reimbursement agreements with the Issuer and interest rate protection agreements, and any and all obligations of the Borrower under the Loan Documents to act or to refrain from acting in accordance with any Loan Document.


   "LIBOR Loan":   Any Revolving Credit Loan which bears interest at a LIBOR
              Rate.

   "LIBOR Margin":  175 basis points, provided, however,

                   (a) In the event that the Borrower's actual EBITDA for the Borrower's Fiscal 1998 is not less than $24,889,600.00, as such actual EBITDA is determined from the Borrower's annual financial statement for that Fiscal year and provided to the Agent pursuant to Section 57(a), the LIBOR Margin, commencing no later than Three (3) Business Days after the delivery of such annual financial statement, shall be 150 basis points and shall continue to be 150 basis points until the anniversary of the date on which the LIBOR Margin so became 150 basis points, on which anniversary date, unless the provisions of Clause (b) are then effective, the LIBOR Margin shall revert to 175 basis points.

                   (b) In the event that the Borrower's actual EBITDA for the Borrower's Fiscal 1999 is not less than $27,395,200.00, as such actual EBITDA is determined from the Borrower's annual financial statement for that Fiscal year and provided to the Agent pursuant to Section 57(a), the LIBOR Margin, commencing no later than Three (3) Business Days after the delivery of such annual financial statement, shall be 150 basis points and shall continue to be 150 basis points until the Maturity Date, provided, however, in the event that on the date on which the Borrower's annual financial statement for its Fiscal 1999 is so delivered, the LIBOR Margin is 150 basis points, then LIBOR Margin shall remain at 150 basis points until the Maturity Date.


   "LIBOR Offer Rate": That rate of interest (rounded upwards, if necessary, to the next 1/100 of 1%) determined by the Agent to be the highest prevailing rate per annum at which deposits in U.S. Dollars are offered to BankBoston, N.A., by first-class banks in the London interbank market in which BankBoston, N.A. participates at 10:00 AM (Boston Time) not less Two (2) Business Days before the first day of the Interest Period for the subject LIBOR Loan, for a deposit approximately in the amount of the subject loan to be made by BankBoston Retail Finance Inc., for a period of time approximately equal to such Interest Period.

/October 28, 1997/

   "LIBOR Rate":   That per annum rate determined as the aggregate of the LIBOR
              Offer Rate plus the LIBOR Margin except that, in the event that it is determined by the Agent that any Lender may be subject to the Reserve Percentage, the "LIBOR Rate" shall mean, with respect to any LIBOR Loans then outstanding (from the date on which that Reserve Percentage first became applicable to such loans), and with respect to all LIBOR Loans thereafter made until such Reserve Percentage is determined to be no longer applicable, an interest rate per annum equal to the sum of (a) plus (b), where:

                        (a) is the decimal equivalent of the following
                   fraction:

                                  LIBOR Offer Rate
                                -------------------
                             1 minus Reserve Percentage
                        and

                        (b) is the applicable LIBOR Margin.


   "Line Fee":  Is defined in Section 2-12(c).

   "Loan Account":  Is defined in Section 2-7.


   "Loan Ceiling": $115,000,000.00, as reduced from time to time pursuant to the provisions of Section 2-9 and Section 2-10(c) hereof..

   "Loan Documents": The within Agreement, each instrument and document executed and delivered as contemplated by Article 3, below, each other instrument or document from time to time executed and delivered by the Borrower or any Subsidiary in connection with the arrangements contemplated hereby, and any other instruments, documents, agreements and facilities entered into in connection with or relating to this Agreement, including, without limitation, cash management agreements, depository/investment account agreements, letter of credit reimbursement agreements with the Issuer and interest rate protection agreements with any Lender, as each may be amended from time to time.

   "Local DDA":  A depository account maintained by the Borrower, the only contents of which may be transfers from the Funding Account and actually used solely (I) for petty cash purposes; or (ii) for payroll.

   "Margin Regulations":  Is defined in Section 4-14 hereof.

   "Material Adverse Effect": a material adverse effect on the business, operations, financial condition or assets of the Borrower and its Subsidiaries, taken as a whole.

   "Maturity Date": October 31, 2000.

   "Maximum Loan Exposure":  The lesser, on any day, of

                   (a)  the amount determined in accordance with Section 2-1(b)
                        (i); or

                   (b)  the amount determined in accordance with Section 2-1(b)
                        (ii) hereof,

/October 28, 1997/
              in each instance ((a) or (b)) determined without deduction from said amount of the unpaid principal balance of the Loan Account on that day.

   "Net Proceeds": Gross proceeds from the sale or sale-leaseback of fixed assets, less applicable expenses, taxes, and debt retirement payments made which are associated with the sale or sale-leaseback transactions.

   "New Notes":    The Original New Notes and any of the Exchange Notes which replace the Original New Notes as permitted by Section 4-7(b).

   "New Note Disbursement Account":    The account established by the Borrower
              upon the execution hereof with First Trust National Association into which shall be deposited such amount as may be necessary (together with the income earned thereon) to pay interest on the New Notes which shall accrue over the eighteen month period immediately following the date hereof.

   "Original New Notes":      The Initial Notes which are the subject of the
              Indenture and are issued substantially contemporaneously with the execution of the within Agreement.

   "Participant": Is defined in Section 141-4, hereof.

   "Permitted Encumbrances": Those Encumbrances permitted as provided in
              Section 4-6(a) hereof.

   "Person": Any natural person, and any corporation, limited liability company, trust, partnership, joint venture, or other enterprise or entity.

   "Plan": The Borrower's plan of reorganization pursuant to Chapter 11 of the Bankruptcy Code described in the Borrower's First Amended Disclosure Statement approved, in the Proceedings, on August 22, 1997 together with the modifications thereto disclosed in the confirmation order.

              "Plan Payments:"    All payments which, on the date on which the
                   "Plan Payments" are being determined, remain to be made under or on account of the Plan.

   "Proceedings": The case, pursuant to Chapter 11 of the Bankruptcy Code, initiated on October 17, 1996 by the Debtor in the United States Bankruptcy Court for the District of Delaware (Docket No. 96-1637
              (HSB)).

   "Proceeds":     include, without limitation, "Proceeds" as defined in the
              UCC (defined below), each type of property described in Section 81 hereof, and all Equipment.

   "Projected EBITDA":  EBITDA, calculated from the Business Plan, and without regard to actual performance.

/October 28, 1997/

   "Receipts": All cash, cash equivalents, checks, and credit card slips and receipts as arise out of the sale of the Collateral.

   "Receivables Collateral": That portion of the Collateral which consists of the Borrower's Accounts, Accounts Receivable, contract rights, General Intangibles, Chattel Paper, Instruments, Documents of Title, Documents, Investment Property, letters of credit for the benefit of the Borrower, and bankers' acceptances held by the Borrower, and any rights to payment.

   "Replacement Lender":     Is defined in Section 2-20.

   "Requirement of Law":     As to any Person:

                   (a)(i) All statutes, rules, regulations, orders, or other requirements having the force of law and (ii) all court orders and injunctions, arbitrator's decisions, and/or similar rulings, in each instance ((i) and (ii)) of or by any federal, state, municipal, and other governmental authority, or court, arbitrator, tribunal, panel, or other governmental body which has or claims jurisdiction over such Person, or any property of such Person.

                   (b) That Person's charter, certificate of incorporation, articles of organization, and/or other organizational documents, as applicable; and (c) that Person's by-laws and/or other instruments which deal with corporate or similar governance, as applicable.

   "Reserve Percentage":     The decimal equivalent of that rate applicable to
              a Lender under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement of that Lender with respect to "Eurocurrency liabilities" as defined in such regulations. The Reserve Percentage applicable to a particular LIBOR Loan shall be based upon that in effect during the subject Interest Period, with changes in the Reserve Percentage which take effect during such Interest Period to take effect (and to consequently change any interest rate determined with reference to the Reserve Percentage) if and when such change is applicable to such loans.

   "Reserves":     All (if any) Availability Reserves and Inventory Reserves.

   "Revolving Credit": Is defined in Section 2-1.

   "Revolving Credit Note": Is defined in Section 28.

   "Revolving Credit Loan":  A term of convenience which refers to so much of the unpaid principal balance of the Loan Account as bears the same rate of interest for the same Interest Period. (See Section 2-11(c)).

   "Senior Officers" means with respect to the Borrower, the president, the chief executive officer, any executive vice president, any senior vice president, the chief financial officer, the controller, the general counsel, and the secretary.

   "Stated Amount":     The maximum amount for which an L/C or a B/A may be
              honored.

/October 28, 1997/

   "Subsidiary" shall mean, as to any Person, (I) any corporation more than
              50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes or such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more subsidiaries of such person has more than a 50% equity interest at the time.

   "Suspension Event":  Any occurrence, circumstance, or state of facts which
              (a) is an Event of Default; or (b) would become an Event of Default if any requisite notice were given and/or any requisite period of time were to run and such occurrence, circumstance, or state of facts were not cured or waived within any applicable grace period. Each reference herein to a Suspension Default or its consequences constitutes reference to a Suspension Event then extant and not duly waived by the Agent pursuant to Section 14-4(b).

   "Termination Date":  The earliest of (a) the Maturity Date; or (b) the occurrence of any event described in Section 1014 hereof; or (c) the Agent's notice to the Borrower accelerating the Liabilities on account of the occurrence of any Event of Default other than as described in Section 10-14 hereof; or (d) that date (which shall be a Business Day) irrevocably set by the Borrower by written notice to the Agent no more than Fifteen (15) nor less than Seven (7) days prior to the date so set.

   "UCC": The Uniform Commercial Code as presently in effect in Massachusetts (Mass. Gen. Laws, Ch. 106).

   "Up Front Closing Fee": As defined in the Commitment Letter.


   "Voting Stock":      With respect to any Person, (I) one or more classes of
              the Capital Stock of such Person having general voting power under ordinary circumstances (A) to elect at least a majority of the Board of Directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency) or (B) to exercise Control over such Person, and (ii) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (I) above.

ARTICLE 2 - THE REVOLVING CREDIT

   2-1.       Establishment of Revolving Credit.

              (a) The Lenders hereby establish a revolving line of credit (the "Revolving Credit") in the Borrower's favor pursuant to which each Lender, subject to, and in accordance with, the within Agreement, acting through the Agent, shall make loans and advances and otherwise provide financial accommodations to and for the account of the Borrower as provided herein, in each instance equal to that Lender's Commitment Percentage of Availability, up to the maximum amount of that Lender's Commitment. The amount of the Revolving Credit shall be determined by the Agent by reference to Availability, as determined by the Agent from time to time hereafter as provided herein. All loans made by each Lender under this Agreement, and all of the Borrower's other Liabilities to the Lenders under or pursuant to this Agreement, are payable as provided herein.

              (b) As used herein, the term "Availability" refers at any time to the lesser of (i) or (ii), below, where:

                   (i)  Is the result of:

                        (A)  The Loan Ceiling.

/October 28, 1997/

                        Minus

                        (B)  The then unpaid principal balance of the Loan
                             Account.

                        Minus

                        (C) The then aggregate of such Availability Reserves as may have been established by the Agent as provided herein.

                        Minus

                        (D) The then outstanding Stated Amount of all L/C's and B/A's.

                   (ii) Is the result of:

                        (A)  up to the then Applicable Advance Rate of:

                             (I)  the Cost of Acceptable Inventory, Plus

                             (II)      L/C Inventory Value, Minus

                             (III)     Excluded L/C Inventory Value, Minus


                             (IV) the then aggregate of such Inventory Reserves
                                  as may have been established by the Agent as provided herein.

                        Minus

                        (B)  The then unpaid principal balance of the Loan
                             Account.

                        Minus

                        (C) The then aggregate of such Availability Reserves as may have been established by the Agent as provided herein.

                        Minus

                        (D) The then outstanding Stated Amount of all L/C's and B/A's..


              (c) Availability shall be based upon Borrowing Certificates furnished as provided in Section 54 hereof.

              (d) The proceeds of borrowings under the Revolving Credit shall be used solely to facilitate the Borrower's emergence from the Proceedings and for working capital, general corporate purposes and letters of credit and banker's acceptances in accordance with the Business Plan, and not otherwise prohibited pursuant to any Loan Document.

   2-2.       Advances in Excess of Maximum Loan Exposure.  No Lender has any
obligation to make any loan or advance, or otherwise to provide any credit for the benefit of the Borrower such that the balance of the Loan Account exceeds Maximum Loan Exposure. The making of loans, advances, and credits and the providing of financial accommodations hereunder in excess of Maximum Loan Exposure is for the benefit of the Borrower and does not affect the obligations of the Borrower hereunder; such loans, advances, credits, and financial accommodations constitute Liabilities. The making of any such loans, advances, and credits and the providing of financial accommodations, on any one occasion such that Maximum Loan Exposure is exceeded shall not obligate any Lender to make any such loans, credits, or advances or to provide any financial accommodation on any other occasion nor to permit such loans, credits, or advances to remain outstanding.

   2-3.       Risks of Value of Collateral. The Agent's reference to a given asset in connection with the making of loans, credits, and advances and the providing of financial accommodations under the Revolving Credit and/or the monitoring of compliance with the provisions hereof shall not be deemed a determination by the Agent or any Lender relative to

/October 28, 1997/
the actual value of the asset in question. All risks concerning the saleability of the Borrower's Inventory are and remain upon the Borrower. All Collateral secures the prompt, punctual, and faithful performance of the Liabilities whether or not relied upon by the Agent or by any Lender in connection with the making of loans, credits, and advances and the providing of financial accommodations under the Revolving Credit.

   2-4.       Reserves. Changes to Reserves.     (a)  The following are the
Availability Reserves and their maxima:

                   (i)  Gift certificates:       30%.

                   (ii) Merchandise credits:     30%.

                   (iii)     L/C Landing Costs:  40%.

                   (iv) Rent past due by more than Twenty-Five (25) days
                        afterthe expiration of any grace period in the subject lease, provided, however, an Availability Reserve for such past due rent shall not be imposed for any location, at which is located Inventory which is excluded from "Acceptable Inventory" on account of liens which arise in connection with, or as a result of, past due rent.

                   (v) Taxes: The amount of the taxes subject to a lien which has priority over the Encumbrances granted to the Agent hereunder.

              (b) At the execution of the within Agreement, there are no Inventory Reserves it being understood, however that

                   (i) The Agent may establish Inventory Reserves for the following only in the exercise of the reasonable judgment of the Agent: change in Inventory character; change in Inventory mix; and markons and markups which are out of the ordinary course of business and inconsistent with prior practices.

                   (ii) The Agent may establish Inventory Reserves for the following only in exercise of the reasonable judgment of the Agent where the reserves maintained on the Borrower's books for the following are not sufficient in the reasonable judgment of the Agent to determine the value of acceptable inventory for lending purposes: shrinkage; seasonality; return to vendor; markdowns, markons and markups which are out of the ordinary course of business and inconsistent with prior practices; and damaged Inventory.

   2-5.       Loan Requests.

              (a) Subject to the provisions of the within Agreement, a loan or advance under the Revolving Credit duly and timely requested by the Borrower shall be made pursuant hereto and at the time set forth in Section 2-5(b) hereof, provided that:

                   (i)  Maximum Loan Exposure will not be exceeded; and

                   (ii) The Revolving Credit has not been suspended as provided in Section 2-5(h).

              (b) Subject to the provisions of the within Agreement, the Borrower may request a Revolving Credit Loan and elect an interest rate and Interest Period to be applicable to that Revolving Credit Loan by giving the Agent written notice or telephonic notice confirmed in writing (in the form of EXHIBIT 2-5 hereof) no later than the following:

                   (i)  If such Loan is or is to be converted to a Base Margin
   Loan: By 11:30 AM on the Business Day on which the subject Revolving Credit Loan is to be made or is to be so converted.

                   (ii) If such Loan is or is to be continued as a LIBOR Loan:
   By 1:00 PM Three (3) Business Days before the end of the then applicable Interest Period or before the day on which such Loan is to be made.

                   (iii)     If such Loan is to be converted to  a LIBOR Loan:
   By 1:00PM Three (3) Business Days before the day on which such conversion is to take place.


/October 28, 1997/

              (c) (I) Base Margin Loans and conversions to Base Margin Loans shall be in a minimum amount of $10,000.00 each.

                   (ii) LIBOR Loans and conversions to LIBOR Loans shall each be not less than $700,000.00 and $100,000.00 increments in excess of such minimum.

              (d) Any request for a Revolving Credit Loan or for the conversion of a Revolving Credit Loan which is made after the applicable deadline therefor, as set forth above, shall be deemed to have been made at the opening of business on the then next Business Day. Each request for the conversion or continuation of a Revolving Credit Loan shall be made in such manner as may from time to time be acceptable to the Agent.

              (e) The Borrower may request the Agent to cause the issuance of L/C's or B/As for the account of the Borrower as provided in Section 2-14.

              (f) The Agent may rely on any request for a loan or advance, or other financial accommodation under the Revolving Credit which the Agent, in good faith, believes to have been made by a person duly authorized to act on behalf of the Borrower and may decline to make any such requested loan or advance, or issuance, or to provide any such financial accommodation pending the Agent's being furnished with such documentation concerning that person's authority to act as may be reasonably satisfactory to the Agent.

              (g) A request by the Borrower for a loan or advance, or other financial accommodation under the Revolving Credit shall be irrevocable and shall constitute certification by the Borrower that as of the date of such request, each of the following is true and correct:

                   (i) There has been no material adverse change in the Borrower's financial condition from the most recent financial information furnished Agent or any Lender pursuant to this Agreement.

                   (ii) Each representation which is made herein or in any of the Loan Documents (defined below) is then true and complete, in all material respects as of and as if made on the date of such request except for any representation which, when made, expressly indicates that it is being made as of a specific date.

                   (iii)     No Suspension Event is then extant.

              (h) Upon the occurrence and during the continuance from time to time of any Suspension Event:

                   (i)  The Agent may suspend the Revolving Credit immediately.

                   (ii) Neither the Agent nor any Lender shall be obligated, during the continuation of such suspension, to make any loans or advance, or to provide any other new financial accommodation hereunder or to seek the issuance of any L/C or B/A.

                   (iii) The Agent may suspend the right of the Borrower to request LIBOR Loans or to convert Base Rate Loans to LIBOR Loans.

   2-6.       Making of Loans Under Revolving Credit.

              (a) A loan or advance under the Revolving Credit shall be made by the Agent by the transfer of the proceeds of such loan or advance to the Funding Account or as otherwise instructed by the Borrower on or before 5:00 p.m. on the Business Day on which the subject Revolving Credit Loan is timely requested in the case of a Base Margin Loan and three (3) Business Days after the subject Revolving Credit Loan is timely requested in the case of a LIBOR Loan.

              (b) A loan or advance shall be deemed to have been made under the Revolving Credit at (and the Borrower shall be indebted to the Lenders for their respective pro rata portions of the amount thereof immediately upon):

                   (i) The Agent's initiation of the transfer of the proceeds of such loan or advance in accordance with the Borrower's instructions (if such loan or advance is of funds requested by the Borrower).

                   (ii) The charging of the amount of such loan to the Loan Account (in all other circumstances).

              (c) There shall not be any recourse to, nor liability of, the Agent or any Lender, on account of:

                   (i) Any delay in the proceeds of any such loan or advance constituting collected funds.

/October 28, 1997/

                   (ii) Any delay in the receipt, and/or any loss, of funds which constitute a loan or advance under the Revolving Credit, the wire transfer of which was properly initiated by and in accordance with wire instructions provided to the Agent by the Borrower.

   2-7.       The Loan Account.

              (a) An account ("Loan Account") shall be opened on the books of the Agent , in which Loan Account a record may be kept of all loans made under or pursuant to this Agreement and of all payments thereon.

              (b) The Agent may also keep a record (either in the Loan Account or elsewhere, as the Agent may from time to time elect) of all interest, fees, service charges, costs, expenses, and other debits owed each Lender on account of the Liabilities and of all credits against such amounts so owed.

              (c) All credits against the Liabilities shall be conditional upon final payment to the Agent for the account of each Lender of the items giving rise to such credits. The amount of any item credited against the Liabilities which is charged back against Agent or any Lender for any reason or is not so paid shall be a Liability and shall be added to the Loan Account, whether or not the item so charged back or not so paid is returned.

              (d) Except as otherwise provided herein, all fees, service charges, costs, and expenses for which the Borrower is obligated hereunder are payable on demand. In the determination of Availability, the Agent may deem fees, service charges, accrued interest, and other payments as having been advanced under the Revolving Credit if such amounts were then due and payable after giving effect to any applicable grace period.

              (e) The Agent, without the request of the Borrower, may advance under the Revolving Credit any interest, fee, service charge, or other payment to which the Agent or any Lender is entitled from the Borrower pursuant hereto which is due and unpaid after the expiration of the applicable grace period and may charge the same to the Loan Account notwithstanding that such amount so advanced may result in Availability's being exceeded. Such action on the part of the Agent shall not constitute a waiver of the Lender's rights under Section 210(b), below. Any amount which is added to the principal balance of the Loan Account as provided in this Section shall bear interest at the interest rate applicable from time to time to the unpaid principal balance of the Loan Account.


              (f) Any statement rendered by the Agent or any Lender to the Borrower concerning the Liabilities shall be considered correct and accepted by the Borrower and shall be conclusively binding upon the Borrower unless the Borrower provides the Agent with written objection thereto within twenty (20) Business Days from the mailing of such statement, which written objection shall indicate, with particularity, the reason for such objection. The Loan Account and the Agent's books and records concerning the loan arrangement contemplated herein and the Liabilities shall be prima facie evidence and proof of the items described therein.

   2-8.       The Revolving Credit Notes.  The obligation to repay loans and advances under the Revolving Credit, with interest as provided herein, shall be evidenced by Notes (each, a "Revolving Credit Note") in the form of EXHIBIT 2-8, annexed hereto, executed by the Borrower, one payable to each Lender. Neither the original nor a copy of any Revolving Credit Note shall be required, however, to establish or prove any Liability.

   2-9.       Voluntary Reduction of Commitment and Loan Ceiling.  The Borrower
may reduce, or terminate, the Lenders' Commitment, pro rata, and the Loan Ceiling, in whole or in part from time to time, by furnishing three (3) Business Days' written notice to the Agent. Upon the effective date of any such reduction, the Borrower shall pay to the Agent (a) any amounts required by under
Section 2-10(b) hereof as a result of such reduction or termination together with (b) a pro rata portion (as to the amount of the reduction) of the Early Termination Fees under Section 2-12(c) hereof, and (c) the accrued Line Fee as of the date of such reduction or termination. No reduction or termination of the Commitment or the Loan Ceiling may be reinstated.

   2-10.      Payment of The Loan Account.

/October 28, 1997/

              (a) The Borrower may repay all or any portion of the principal balance of the Loan Account from time to time until the Termination Date. Such payments shall be applied first to Base Margin Loans and (subject to Section 2-10(e)) only then to LIBOR Loans.

              (b) The Borrower, without notice or demand from the Agent or any Lender, shall pay the Agent that amount, from time to time, which is necessary so that the unpaid balance of the Loan Account does not exceed Maximum Loan Exposure. Such payments shall be applied first to Base Margin Loans and (subject to Section 2-10(e)) only then to LIBOR Loans.

              (c) The Borrower, without notice or demand from the Agent or any Lender, shall pay the Agent, for the ratable benefit of the Lenders, the aggregate of Net Proceeds from the sale, by the Borrower, or by any Subsidiary, of its assets (other than: sales or dispositions of Inventory in the ordinary course; sales of fixed assets in connection with closing of stores permitted hereunder; dispositions of worn out, damaged, or obsolete Equipment; and the Net Proceeds of any sale of the Distribution Facility) immediately on receipt of
such Net Proceeds by the Borrower.   Such payments shall be applied first to
Base Margin Loans and (subject to Section 2-10(e)) only then to LIBOR Loans.
The difference (if any) between the amount of such Net Proceeds and the amount not reinvested in the Borrower's operations within Two Hundred Ten (210) days following receipt of such Net Proceeds (such difference to be established by one or more Certificates furnished to the Agent as contemplated by Section 5-3(b)(iii) of the within Agreement), shall constitute a permanent reduction to the Loan Ceiling.

              (d) Subject to Section 2-10(e), the Borrower shall repay the then entire unpaid balance of the Loan Account and all other Liabilities on the Termination Date.

              (e) Upon the written request of any Lender showing its calculations in reasonable detail, the Borrower shall indemnify each Lender and hold each Lender harmless from and against any reasonable loss, cost or expense (including loss of anticipated profits) which such Lender may sustain or incur (including, without limitation, by virtue of acceleration after the occurrence of any Event of Default) as a consequence of

                   (i) default by the Borrower in payment of the principal amount of or any interest on any LIBOR Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its LIBOR Loans;

                   (ii) default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a request for a LIBOR Loan or a request to convert a Revolving Credit Loan from one applicable interest rate to another; or

                   (iii) the making of any payment of a LIBOR Loan or the making of any conversion of any such Loan to a Base Margin Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain any such Loans as "breakage fees" (so-called).

   2-11.      Interest Rates.

              (a) Each Revolving Credit Loan shall bear interest (determined based on a 360 day year and actual days elapsed) at the Base Margin Rate unless timely notice is given (as provided in Section 2-5(b)) that the subject Revolving Credit Loan (or a portion thereof) is, or is to be converted to, a LIBOR Loan.

              (b) Each Revolving Credit Loan which consists of a LIBOR Loan shall bear interest at the applicable LIBOR Rate.

              (c) Subject to the provisions hereof, the Borrower, by notice to the Agent, may cause all or a part of the unpaid principal balance of the Loan Account to bear interest at the Base Margin Rate or the LIBOR Rate as specified from time to time by the Borrower. For ease of reference and administration, each part of the Loan Account which bears interest at the same interest and for the same Interest Period is referred to herein as if it were a separate "Revolving Credit Loan".

              (d) The Borrower shall not select, renew, or convert any interest rate for a Revolving Credit Loan such that there are more than Eight
(8) interest rates applicable to the LIBOR Loans at any one time.

              (e) The Borrower shall pay accrued and unpaid interest on each Revolving Credit Loan in arrears

/October 28, 1997/

                   (i) On the applicable Interest Payment Date for that Revolving Credit Loan.

                   (ii) On the Termination Date and on the End Date.

                   (iii) Following the occurrence of any Event of Default, and during the continuance of any Event of Default, with such frequency as may be determined by the Agent.

              (f) Following the occurrence of any Event of Default, and during the continuance of any Event of Default (and whether or not the Agent exercises the Agent's rights on account thereof), all Revolving Credit Loans shall bear interest, at the option of the Agent at the aggregate of the interest rate then applicable to such loans plus Two Percent (2%) per annum.

   2-12.      Certain Fees.

              (a) As compensation for the Lenders' respective commitments included herein to make loans and advances to the Borrower and as compensation for the Lenders' respective maintenance of sufficient funds available for such purpose, the Lenders have earned the Upfront Closing Fee, which shall be paid as provided in the Commitment Letter.

              (b) In addition to any other fee or expense paid by the Borrower on account of the Revolving Credit, the Borrower shall pay the Agent the Agent's Fee at the times and subject to the provisions of the Commitment Letter.

              (c) In the event that the Revolving Credit is voluntarily terminated on a Termination Date set by the Borrower's written notice as provided in the Definition of "Termination Date", which termination is not in concert with the refinancing of the Revolving Credit with a credit facility provided or led by BankBoston, N.A. or any unit thereof, then the Borrower shall pay the Agent, for the account of the Lenders, an Early Termination Fee (so referred to herein) equal to the following percentage of the then Loan Ceiling on such Termination Date:

Termination Date Prior to October 30:  Percentage of Loan Ceiling

1998                                   1.0%
1999                                   0.25%
2000                                   0.125%

              (d) In addition to any other fee or expense paid by the Borrower on account of the Revolving Credit, the Borrower shall pay the Agent for the account of the Lenders, a Line Fee (so referred to herein) in arrears, on the first day of each quarter (and on the Termination Date). The Line Fee shall be equal to 0.375% per annum of the difference, during the quarter just ended (or relevant period with respect to the payment being made on the Termination Date) between the Loan Ceiling for such period and Average Usage.

              (e) Except as provided in Section 2-12(b), the Borrower shall not be entitled to any credit, rebate or repayment of any Commitment Fee, Line Fee, or other fee previously earned by the Agent or any Lender pursuant to this Section notwithstanding any termination of the within Agreement or suspension or termination of the Agent's and any Lender's respective obligation to make loans and advances hereunder.

   2-13.      Agent's and Lenders' Discretion.

              (a) Except as otherwise provided hereunder and except in determining the Availability Reserves and Inventory Reserves (where such standards are already established), each reference in the Loan Documents to the exercise of discretion or the like by the Agent or any Lender shall be to that Person's exercise of its judgement, in good faith, based upon that Person's consideration of any such factor as the Agent, or that Lender, taking into account information of which that Person then has actual knowledge, believes:

/October 28, 1997/

                   (i) Will or reasonably could be expected to affect the value of the Collateral, the enforceability of the Agent's security and collateral interests therein, or the amount which the Agent would likely realize therefrom (taking into account delays which may possibly be encountered in the Lender's realizing upon the Collateral and likely Costs of Collection).

                   (ii) Indicates that any report or financial information delivered to the Agent, or any Lender by or on behalf of the Borrower is incomplete, inaccurate, or misleading in any material manner or was not prepared in accordance with the requirements of the within Agreement.

                   (iii) Suggests an increase in the likelihood that the Borrower will become the subject of a bankruptcy or insolvency proceeding.

                   (iv) Constitutes a Suspension Event.

              (b) In the exercise of such judgement, the Agent and each Lender also may take into account any of the following factors:

                   (i) Those included in, or tested by, the definitions of "Acceptable Inventory" and "Cost".

                   (ii) The current financial and business climate of the industry in which the Borrower competes (having regard for the Borrower's position in that industry).

                   (iii) General macroeconomic conditions which have a material effect on the Borrower's cost structure.

                   (iv) Material changes in or to the mix of the Borrower's Inventory.

                   (v) Seasonality with respect to the Borrower's Inventory and patterns of retail sales.

                   (vi) Such other factors as the Agent and each Lender determines as having a material bearing on credit risks associated with the providing of loans and financial accommodations to the Borrower.

              (c) The burden of establishing the failure of the Agent or any Lender to have acted in a reasonable manner in such Person's exercise of discretion shall be the Borrower's.

   2-14.      Procedures For Issuance of L/C's.

              (a) The Borrower may request that the Agent cause the issuance of L/C's or B/A's for the account of the Borrower. Each such request shall be in such manner as may from time to time be acceptable to the Agent and the Issuer.

              (b) The Agent will cause the issuance of any L/C or B/A so requested by the Borrower, provided that, at the time that the request is made, the Revolving Credit has not been suspended as provided in Section 2-5(h) and if so issued:

                   (i) The aggregate Stated Amount of all L/C's and B/A's then outstanding, does not exceed Ninety Million Dollars ($90,000,000.00).

                   (ii) The aggregate Stated Amount of all Standby L/C's then outstanding does not exceed Twenty Millions Dollars ($20,000,000.00).

                   (iii) The expiry of the L/C is not later than the Maturity Date (unless the Borrower provides cash collateralization reasonably satisfactory to the Agent in an amount of one hundred three percent (103%) of the maximum amount available to be drawn under each such L/C) or the following:

                        (A)  Standby's: One (1) year from initial issuance.

                        (B)  Documentary's: 150  days from issuance.

                   (iv) Maximum Loan Exposure would not be  exceeded.

              (c) The Borrower shall execute such documentation to apply for and support the issuance of an L/C as may be reasonably and customarily required by the Issuer.

              (d) There shall not be any recourse to, nor liability of, the Agent or any Lender (other than a Lender in its capacity as Issuer) on account of

                   (i)  Any delay by an Issuer to issue an L/C;

/October 28, 1997/

                   (ii) Any action or inaction of an Issuer on account of or in respect to, any L/C.

              (e) Immediately upon the drawing under any L/C, the Borrower shall reimburse the Issuer, for the amount of such drawing. In the event the Borrower does not so reimburse the Issuer, the Agent, without the request of the Borrower, may cause the advance under the Revolving Credit of any amount which the Borrower is so obligated to reimburse the Issuer or for which the Borrower, the Issuer, or the Lenders become obligated on account of, or in respect to, any L/C. Such advance shall be made whether or not a Suspension Event is then extant or such advance would result in Maximum Loan Exposure's being exceeded. Such action shall not constitute a waiver of the Agent's rights under Section 2-10(b) hereof.

   2-15.      Fees For L/C's and B/A's .

              (a) The Borrower shall pay the Agent, for the account of the Lenders, monthly in arrears, on the first day of the month then next following, a (each, an "L/C Fee") fee equal to the following per annum percentage of the average face amount of the following categories of L/C's outstanding during the subject month:

                   (i)  Standbys:                 1.75%

                   (ii) Documentaries:            1.50%

                   (iii)     BackUp L/C:         0.875%

              (b) The Borrower shall pay the Agent, for the account of the Lenders, monthly in arrears, on the first day of the month then next following, a fee equal to 1.50% per annum on the average face amount of all B/A's outstanding during the subject month.

              (c) In addition to the fee to be paid as provided in Subsection 215(a), above, the Borrower shall pay to the Agent (or to the Issuer, if so requested by Agent), on demand, all issuance, processing, negotiation, amendment, and administrative fees and other amounts customarily charged by the Issuer on account of, or in respect to, any L/C or B/A.

   2-16.      Concerning L/C's.

              (a) None of the Issuer, the Issuer's correspondents, or any advising, negotiating, or paying bank with respect to any L/C shall be responsible (absent any gross negligence or willful misconduct of any of them) in any way for:

                   (i) The performance by any beneficiary under any L/C of that beneficiary's obligations to the Borrower.

                   (ii) The form, sufficiency, correctness, genuineness, authority of any person signing; falsification; or the legal effect of; any documents called for under any L/C if (with respect to the foregoing) such documents on their face appear to be in order.

              (b) The Issuer may honor, as complying with the terms of any L/C and of any drawing thereunder, any drafts or other documents otherwise in order, but signed or issued by an administrator, executor, conservator, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver, or other legal representative of the party authorized under such L/C to draw or issue such drafts or other documents.

              (c) Unless otherwise agreed to, in the particular instance, the Borrower hereby authorizes any Issuer to:

                   (i)   Select an advising bank, if any.

                   (ii)  Select a paying bank, if any.

                   (iii) Select a negotiating bank.

              (d) All directions, correspondence, and funds transfers relating to any L/C are at the risk of the Borrower (absent gross negligence or willful misconduct on the Issuer's, the Agent's or any Lender's part). The Issuer shall have discharged the Issuer's obligations under any L/C which, or the drawing under which, includes payment instructions, by the initiation of the method of payment called for in, and in accordance with, such instructions (or by any other commercially reasonable and comparable method (absent

/October 28, 1997/
gross negligence or willful misconduct on its part). None of the Agent, any Lender, nor the Issuer shall have any responsibility for any inaccuracy, interruption, error, or delay in transmission or delivery by post, telegraph or cable, or for any inaccuracy of translation (absent gross negligence or willful misconduct on its part).

              (e) The Agent's, each Lender's, and the Issuer's rights, powers, privileges and immunities specified in or arising under this Agreement are in addition to any heretofore or at any time hereafter otherwise created or arising, whether by statute or rule of law or contract.

              (f) Except to the extent otherwise expressly provided hereunder or agreed to in writing by the Issuer and the Borrower, the L/C will be governed by the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce, Publication No. 500, and any subsequent revisions thereof.

              (g) If any change in any law, executive order or regulation, or any directive of any administrative or governmental authority (whether or not having the force of law), or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof, shall either:

                   (i) impose, modify or deem applicable any reserve, special deposit or similar requirements against letters of credit heretofore or hereafter issued by any Issuer or with respect to which the Agent, or any Issuer has an obligation to lend to fund drawings under any L/C; or

                   (ii) impose on any Issuer any other condition or requirements relating to any such letters of credit; and the result of any event referred to in Section 2-16(g)(i) or 2-16(g)(ii), above, shall be to increase the cost to such Issuer of issuing or maintaining any L/C (which increase in cost shall be the result of such Issuer's reasonable allocation among that Issuer's letter of credit customers of the aggregate of such cost increases resulting from such events), then, upon demand by the Agent and delivery by the Agent to the Borrower of a certificate of an officer of the subject Issuer describing such change in law, executive order, regulation, directive, or interpretation thereof, its effect on such Issuer, and the basis for determining such increased costs and their allocation, the Borrower shall immediately pay to the Agent , from time to time as specified by the Agent , such amounts as shall be sufficient to compensate such Issuer for such increased cost. Any Issuer's determination of costs incurred under
Section 2-16(g)(i) or 2-16(g)(ii), above, and the allocation, if any, of such costs among the Borrower and other letter of credit customers of such Issuer, if done in good faith and made on an equitable basis and in accordance with the officer's certificate, shall be conclusive and binding on the Borrower.

              (h) The obligations of the Borrower under the within Agreement with respect to L/C's are absolute, unconditional, and irrevocable and shall be performed strictly in accordance with the terms hereof under all circumstances, whatsoever including, without limitation, the following:

                   (i) Any lack of validity or enforceability or restriction, restraint, or stay in the enforcement of the within Agreement, any L/C, or any other agreement or instrument relating thereto.

                   (ii) Any amendment or waiver of, or consent to the departure from, any L/C.

                   (iii) The existence of any claim, set-off, defense, or other right which the Borrower may have at any time against the beneficiary of any L/C.

                   (iv) Any honoring of a drawing under any L/C, which drawing possibly could have been dishonored based upon a strict construction of the terms of the L/C.

   2-17.      Changed Circumstances.

              (a) The Agent may give the Borrower notice of the occurrence of the following:

                   (i) The Agent shall have determined in good faith (which determination shall be final and conclusive) on any day on which the rate for a LIBOR Loan would otherwise be set, that, by reason of changes arising after the date of this Agreement affecting the London interbank market, adequate and fair means do not exist for ascertaining such rate on the basis provided for in the definition of LIBOR Offer Rate.

                   (ii) The Agent shall have determined in good faith (which determination shall be final and conclusive) that:

                        (A) The continuation of or conversion of any Revolving Credit Loan to a LIBOR Loan has been made impracticable or

/October 28, 1997/
              unlawful by the occurrence of a change in law occurring after the date of this Agreement that materially and adversely affects the applicable market or compliance by the Agent or any Lender in good faith with any applicable law or governmental regulation, guideline or order or interpretation or change thereof by any governmental authority charged with the interpretation or administration thereof or with any request or directive of any such governmental authority (whether or not having the force of law).

                        (B) The indices on which the interest rates for LIBOR Loans are determined shall no longer represent the effective cost to the Agent or any Lender for U.S. dollar deposits in the interbank market for deposits in which it regularly participates.

              (b) In the event that the Agent gives the Borrower notice of an occurrence described in Section 2-17(a), then, until the Agent notifies the Borrower that the circumstances giving rise to such notice no longer apply:

                   (i) The obligation of the Agent and of each Lender to make LIBOR Loans of the type affected by such changed circumstances or to permit the Borrower to select the affected interest rate as otherwise applicable to any Revolving Credit Loans shall be suspended.

                   (ii) Any notice which the Borrower had given the Agent with respect to any LIBOR Loan, the time for action with respect to which has not occurred prior to the Agent's having given notice pursuant to Section 2-17(a), shall be deemed at the option of the Agent to not having been given and such loan shall be made or continued as, or converted into, as appropriate, a Base Margin Loan.

                   (iii) Subject to the provisions of Section 2-10(e), the Borrower may (and shall, with respect to the occurrence of any event described in Section 2-17(a)(ii)), cancel the relevant borrowing or conversion notice on the same date the Borrower was notified of such event, or if the LIBOR Loan is then outstanding, prepay the affected LIBOR Loan.

   2-18.      Increased Costs.    If, as a result of any change after the date
of this Agreement in any requirement of law, or of any change in the interpretation or application thereof by any court or by any governmental or other authority or entity charged with the administration thereof, whether or not having the force of law, which:

              (a) subjects any Lender to any taxes or changes the basis of taxation, or increases any existing taxes, on payments of principal, interest or other amounts payable by the Borrower to the Agent or any Lender under this Agreement (except for taxes on or measured by the Agent or any Lender's net or gross income or capital imposed by the United States of America or by the jurisdiction in which the Agent or that Lender's principal or lending offices are located or by the jurisdiction under which the Agent or that Lender is organized);

              (b) imposes, modifies or deems applicable any reserve, cash margin, special deposit or similar requirements (but in all events excluding reserves required under Regulation D to the extent included in the calculation of LIBOR Rate) against assets held by, or deposits in or for the account of or loans by or any other acquisition of funds by the relevant funding office of any Lender with respect to LIBOR Loans;

              (c). imposes on any Lender any other condition with respect to LIBOR Loans; or

              (d) with respect to any change in any law or regulation regarding capital adequacy, imposes on any Lender a requirement to maintain or allocate capital in relation to the Liabilities;

and the result of any of the foregoing, in the Agent's reasonable opinion, is to increase the cost to any Lender of making or maintaining any loan, advance or financial accommodation or to reduce the income receivable by any Lender in respect of any loan, advance or financial accommodation by an amount which the Agent deems to be material, then upon the Agent's giving written notice thereof, from time to time, to the Borrower (such notice to set out in reasonable detail the facts giving rise to and a summary calculation of such increased cost or reduced income), the Borrower shall forthwith pay to the Agent, for the benefit of the subject Lender, , upon receipt of such notice, that amount which shall compensate the subject Lender for such additional cost or reduction in income.

/October 28, 1997/

   2-19       Lenders' Commitments.

              (a) The obligations of each Lender are several and not joint. No Lender shall have any obligation to make any loan or advance under the Revolving Credit (I) in excess of the lesser of that Lender's Commitment Percentage (as defined in the Agency Agreement) of the subject loan or advance or of Availability or (ii) in excess of that Lender's Commitment,

              (b) No Lender shall have any liability to the Borrower on account of the failure of any other Lender to provide any loan or advance under the Revolving Credit nor any obligation to make up any shortfall which may be created by such failure.

              (c) The Dollar Commitments, Commitment Percentages, and identities of the Lenders (but not the overall Commitment) may be changed, from time to time by the reallocation or assignment of Dollar Commitments and Commitment Percentages amongst the Lenders or with other financial institutions (or other entities customarily engaged in the business of making commercial loans) who determine to become "Lenders", provided, however,

                   (i) No such assignment shall be of less than Ten Million Dollars ($10,000,000.00).

                   (ii) Unless an Event of Default has occurred, and is continuing (in which event, no consent of the Borrower is required), any assignment to a Person not then a Lender shall be subject to the prior consent of the Borrower (not to be unreasonably withheld), which consent will be deemed given unless the Borrower provides the Agent with written objection, not more than Seven (7) Business Days after the Agent shall have given the Borrower written notice of a proposed assignment).

                   (iii) Any such assignment or reallocation shall be on a pro-rata basis such that each reallocated or assigned Dollar Commitment to any Person remains the same percentage of the overall Commitment (in terms of dollars) as the reallocated Commitment Percentage is to such Person.

                   (iv) The Dollar Commitment of BankBoston Retail Finance Inc. shall not be less than Twenty Five Million Dollars ($25,000,000.00).

                   (v) There will not be more than Six (6) "Lenders" at any one time.

                   (vi) Notwithstanding the foregoing, no such assignment and no participation shall increase the Borrower's payment obligation to the subject assignee or Participant from such obligation had such assignment or participation not been made.

              (d) Upon written notice given the Borrower from time to time by the Agent, of any assignment or allocation referenced in Section 219(c):

                   (i) The Borrower shall execute one or more replacement Revolving Credit Notes to reflect such changed Dollar Commitments, Commitment Percentages, and identities and shall deliver such replacement Revolving Credit Notes to the Agent (which promptly thereafter shall deliver to the Borrower the Revolving Credit Notes so replaced) provided however, in the event that a Revolving Credit Note is to be exchanged following its

/October 28, 1997/
acceleration or the entry of an order for relief under the Bankruptcy Code with respect to the Borrower, the Agent, in lieu of causing the Borrower to execute one or more new Revolving Credit Notes, may issue the Agent's Certificate confirming the resulting Commitments and Commitment Percentages.

              (Ii) Any such assignment shall be effective from the effective date specified in such written notice and any Person added as a "Lender" shall have all rights and privileges of a "Lender" hereunder thereafter as if such Person had been a signatory to the within Agreement and any other Loan Document to which a Lender is a signatory and any person removed as a "Lender" shall be relieved of any obligations or responsibilities of a "Lender" hereunder thereafter.

              (e) The Borrower recognizes that the Agent's exercise of any discretion accorded to the Agent herein and of its rights, remedies, powers, privileges, and discretions with respect to the Borrower is subject to the Agency Agreement amongst the Agent and the Lenders. The provisions of the Agency Agreement relating to voting rights of the Lenders and Participants and the replacement of the Agent shall be subject to the approval of the Borrower, which approval shall not be unreasonably delayed or withheld. The Borrower acknowledges that the Borrower's approval of the voting rights shall be deemed furnished if the voting rights provision described in EXHIBIT 2-19 hereto are incorporated in the Agency Agreement.

   2-20.   Replacement of Certain Lenders.  If a Lender, other than the
Agent, as Lender (an "Affected Lender"), shall have requested compensation from the Borrower under Sections 2-17 or 2-18 or other additional costs incurred by such Lender which are not being incurred generally by the other Lenders, or if the Agent shall have delivered a notice pursuant to Section 2-17 claiming that any Lender is unable to extend LIBOR Loans to the Borrower for reasons not generally applicable to the other Lenders, then, in any such case, so long as no Event of Default exists:

              (a) The Borrower may make written demand on such Affected Lender (with a copy to the Agent) no later than Thirty (30) days after such request for the Affected Lender to assign, and such Affected Lender shall assign in accordance with Section 2-19 within ten (10) Business Days after the date of such demand, to one or more financial institutions which comply with the provisions of Section 2-19(c) (and which institutions are reasonably acceptable to the Agent) which the Borrower shall have engaged for such purpose (a "Replacement Lender"), all of such Affected Lender's rights and obligations under this Agreement and the other Loan Documents (including its Dollar Commitment, all loans owing to it, all of its participation interests in outstanding L/C's, and its obligation to participate in additional L/C's hereunder) in accordance with Section 2-19(c). The Borrower shall be responsible for the payment of all reasonable costs and expenses, including reasonable attorney's fees and expenses, incurred by the Agent and the successor Lender in connection with all matters relative to such assignment.

              (b) The Affected Lender shall receive, concurrent with such assignment, in cash, all amounts due and owing to such Affected Lender hereunder or under any other Loan Document, including the aggregate outstanding principal amount of the loans owed to such Lender, together with accrued interest thereon through the date of such assignment from the Replacement Lender, amounts payable under Section 218 with respect to such Affected Lender.

              (c)  Upon such Affected Lender's replacement, such Affected
Lender shall cease to be a party hereto and shall be released of all obligations hereunder.

ARTICLE 3 - CONDITIONS PRECEDENT.

   As a condition to the effectiveness of this Agreement, the establishment of the Revolving Credit, and the making of the first loan under the Revolving Credit, each of the documents respectively described in this Article 3 as required to be delivered to the Agent or any Lender (each in form and substance satisfactory to the Agent) shall have been so delivered and each of the conditions respectively described in this Article 3 as required to be satisfied shall have been satisfied (to the reasonable satisfaction of the Agent):

   3-1.       Corporate Due Diligence.

/October 28, 1997/

              (a) A Certificate of corporate good standing issued by the Secretary of State of Minnesota.

              (b) Certificates of due qualification, in good standing, issued by the Secretary(ies) of State of each State in which the nature of the Borrower's business conducted or assets owned could require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.

              (c) A Certificate of the Borrower's Secretary of the due adoption, continued effectiveness, and setting forth the texts of, each corporate resolution adopted in connection with the establishment of the loan arrangement contemplated by the Loan Documents and attesting to the true signatures of each Person authorized as a signatory to any of the Loan Documents.

   3-2.       Emergence From Chapter 11.  The Plan shall be been confirmed in the Proceedings and a certified copy of the Docket for the Proceedings as of no sooner than Eleven (11) days following the entry of the Confirmation Order provided to the Agent, with either (a) no order or process entered in the Proceedings or otherwise, which process has the effect of staying, modifying, reversing, vacating, or otherwise affecting the effectiveness of such Plan in accordance with its terms and as so confirmed or (b) if such an order or process is so entered, the Agent's being furnished with an unqualified opinion of the Borrower's bankruptcy or general counsel which concludes that such order does not adversely affect (i) the operation and enforceability of the within Agreement and (ii) the availability, in accordance with their respective terms, of the Agent's Rights and Remedies.

   3-3.       Issuance of New Notes.   The New Notes shall  have been issued,
with net cash proceeds of not less than Sixty Million Five Hundred Thousand Dollars ($60,500,000.00) from and on account of such issuance immediately available to the Borrower for utilization in accordance with the Business Plan. The Borrower shall provide the Agent with such evidence as the Agent may require of the receipt by the Borrower of the aforementioned proceeds.

   3-4.       Opinions. Opinions of counsel to the Borrower in form and
substance reasonably satisfactory to the Agent in the forms attached hereto as
EXHIBIT 3-4 .

   3-5.       Additional Documents.    Such additional instruments and
documents as the Agent or its counsel reasonably may require or request, which additional instruments and documents shall include a negative pledge (in recordable form) for the Distribution Facility.

   3-6.       Officers' Certificates.  Certificates executed by the Chief
Financial Officer of the Borrower and stating that the representations and warranties made by the Borrower to the Agent and the Lenders in the Loan Documents are true and complete in all material respects as of the date of such Certificate, and that no event has occurred which is or which, solely with the giving of notice or passage of time (or both) would be an Event of Default.

   3-7.       Representations and Warranties.    Each of the representations
made by or on behalf of the Borrower in this Agreement or in any of the other Loan Documents or in any other report, statement, document, or paper provided by the Borrower shall be true and complete in all material respects as of the date as of which such representation or warranty was made.

   3-8.       Minimum Excess Availability.  Availability, after giving effect to the first loans and advances to be made under the Revolving Credit; all then held checks (if any); accounts payable which are beyond credit terms then accorded the Borrower; overdrafts; any charges to the Loan Account made in connection with the establishment of the credit facility contemplated hereby; and L/C's to be issued at, or immediately subsequent to, the establishment of such establishment, is not less than $4,000,000.00.

   3-9.       No Adverse Actions. No action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or

/October 28, 1997/
governmental instrumentality that (i) reasonably could be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and any of its Subsidiaries, taken as a whole, other than that which has theretofore been disclosed or (ii) would materially adversely affect the Revolving Credit. No material adverse change shall have occurred to the status, or financial effect on the Borrower, or any of its Subsidiaries, of such disclosed litigation from that which has been theretofore disclosed.

   3-10.      Consents and Approvals.  All governmental and third party
consents and approvals, if any, necessary in connection with the Revolving Credit, shall have been obtained (without the imposition of any conditions that are not reasonably acceptable to the Agent or any Lender) and shall remain in effect; all applicable waiting periods with respect to such consents and approvals shall have expired without any action being taken by any competent authority; and, in the reasonable judgement of the Agent, no law or regulation shall be applicable which restrains, prevents, or imposes materially adverse conditions upon the Revolving Credit.

   3-11.      No Suspension Event.     No Suspension Event shall then be
extant.

   3-12.      No Adverse Change.  No material adverse change shall have
occurred in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its subsidiaries taken as a whole from (i) the Borrower's unaudited financial statements at, and for the period closing at the end of August, 1997, except for such changes as are reflected on the Business Plan and (ii) the Borrower's operating results from those reflected on the Business Plan. All information previously provided to the Agent shall be true and correct in all material respects.

   3-13.      All Fees and Expenses Paid.   All accrued fees and expenses of
the Agent in connection with the establishment of the Revolving Credit (including the fees and expenses of counsel to the Agent) shall have been paid.


No document shall be deemed delivered to the Agent or any Lender until received and accepted by the Agent at its head offices in Boston, Massachusetts. Under no circumstances will the within Agreement take effect until executed and accepted by the Agent at said head office.


ARTICLE 4 - GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS


   To induce each Lender to establish the loan arrangement contemplated herein and to make loans and advances and to provide financial accommodations under the Revolving Credit (each of which loans shall be deemed to have been made in reliance thereupon) the Borrower, in addition to all other representations, warranties, and covenants made by the Borrower in any other Loan Document, makes those representations, warranties, and covenants included in the within Agreement.

   4-1.       Payment and Performance of Liabilities.  The Borrower shall pay each Liability when due (or when demanded if payable on demand) and shall promptly, punctually, and faithfully perform each other Liability.

/October 28, 1997/

   4-2.       Due Organization - Corporate Authorization - No Conflicts.

              (a) The Borrower presently is and shall hereafter remain in good standing as a Minnesota corporation and is and shall hereafter remain duly qualified and in good standing in every other State in which, by reason of the nature or location of the Borrower's assets or operation of the Borrower's business, such qualification may be necessary except where the failure to be so qualified is not reasonably likely to have a material adverse effect on the business, operations, conditions (financial or otherwise) performance, or properties of the Borrower and its Subsidiaries, taken as a whole.

              (b) Each Subsidiary of the Borrower existing as of the date of this Agreement is listed on EXHIBIT 4-2, annexed hereto. The Borrower shall provide the Agent with prior written notice of any entity's becoming or ceasing to be Subsidiary.

              (c) The Borrower has all requisite corporate power and authority to execute and deliver the Loan Documents to which the Borrower is a party and has and will hereafter retain all requisite corporate power to perform all and singular the Liabilities.

              (d) The execution and delivery by the Borrower of each Loan Document to which it is a party; the Borrower's consummation of the transactions contemplated by such Loan Documents (including, without limitation, the creation of security interests by the Borrower as contemplated hereby); the Borrower's performance under those of the Loan Documents to which it is a party; the borrowings hereunder; and the use of the proceeds thereof:

                   (i) Have been duly authorized by all necessary corporate action.

                   (ii) Do not, and will not, contravene in any material respect any provision of any Requirement of Law or obligation of the Borrower.

                   (iii) Will not result in the creation or imposition of, or the obligation to create or impose, any Encumbrance upon any assets of the Borrower pursuant to any Requirement of Law or obligation, except pursuant to the Loan Documents.

              (e) The Loan Documents have been duly executed and delivered by Borrower and are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

   4-3        Guaranties.    On or before December 31, 1997, each Subsidiary of
the Borrower existing as of the date of this Agreement,

              (a) Shall have caused its case pursuant to Chapter 11 of the Bankruptcy Code to be dismissed, and


              (b) Upon such dismissal, shall provide that Person's unlimited guaranty of the Liabilities (in the form of EXHIBIT 4-3 hereto), which guaranty is secured by substantially all assets of such Person, other than real estate.

In the event that any such Subsidiary is unable to obtain dismissal of its bankruptcy case by December 31, 1997, no Event of Default shall be deemed to have arisen hereunder if the said Subsidiary is diligently proceeding either
(I) to cause the dismissal of such proceeding or (ii) to obtain bankruptcy court approval to undertake the actions described in subparagraph (b) above.

   4-4.       Trade Names.

              (a) EXHIBIT 4-4, annexed hereto, is a listing as of the date of this Agreement of:

              (i) All names under which the Borrower ever conducted its business.

              (ii) All entities and/or persons with whom the Borrower ever consolidated or merged, or from whom the Borrower ever acquired in a single transaction or in a series of related transactions substantially all of such entity's or person's assets.

              (b) Except (i) upon not less than twenty-one (21) days prior written notice given the Agent , and (ii) in compliance with all other provisions of the within Agreement, the Borrower will not undertake or commit to undertake any action such that the results of that action, if undertaken prior to the date of this Agreement, would have

/October 28, 1997/
been reflected on EXHIBIT 4-4.

              (c) The Borrower owns, or has the right to use all patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, and other intellectual or proprietary property of any third Person material to the Borrower's conduct of the Borrower's business.

              (d) To the best of the Borrower's knowledge, the conduct by the Borrower of the Borrower's business does not infringe in any material respect on the patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, or other intellectual or proprietary property of any third Person except for such infringements as in the aggregate or individually will not have a Material Adverse Effect.

   4-5.       Locations.

              (a) The Collateral, and the books, records, and papers of Borrower pertaining thereto, are kept and maintained at the Borrower's chief executive offices at 469 Seventh Avenue, New York, New York 10018 and at 6585 City West Parkway, Eden Prairie, Minnesota 55344-7824 and at those locations which are listed on EXHIBIT 4-5, annexed hereto, which EXHIBIT includes all service bureaus with which any such records are maintained and the names and addresses of each of the Borrower's landlords. Except (i) to accomplish sales of Inventory in the ordinary course of business or other sales of assets permitted hereunder or (ii) to utilize such of the Collateral as is removed from such locations in the ordinary course of business (such as motor vehicles), (iii) to move any of the Collateral among such locations, or (iv) as long as the Agent's lien on the Collateral described in this clause (iv) remains continuously perfected, to move the Collateral to temporary warehouses for a period not to exceed 120 days, the Borrower shall not remove any Collateral from said chief executive offices or those locations listed on
EXHIBIT 4-5 unless the Borrower gives the Agent 21 days prior notice of any new location and complies with the requirements of Section 4-24 with respect to such removal.

              (b)  The Borrower will not:

                   (i) Enter, alter, modify, amend, or terminate any Lease other than

                        (A)  in the ordinary course of the Borrower's business;
                             and

                        (B)  as permitted pursuant to Section 4-5(b)(ii)

                   (ii) Commit to, or open or close any location at which the Borrower maintains, offers for sales, or stores any of the Collateral other than as follows:

                        (A) The Borrower may close up to Fifty (50) such locations in any Fiscal year, net of store openings in such Fiscal year (and may close a greater number of locations upon the Agent's prior written consent, which consent shall not be unreasonably withheld).

                        (B) The Borrower may open up to (I) Forty (40) such locations in each of Fiscal years 1998 and 1999, and
                   (ii) Sixty (60) such locations in Fiscal year 2000, in each case net of store closures in such Fiscal year, provided, with respect to each such new location, the Borrower has given the Lender not less than Thirty (30) days prior written notice.

                        (C) In addition to those store closings permitted pursuant to Section 4-5(b)(ii)(B), the Borrower may close each of those retail locations listed on EXHIBIT 4-5(b)(ii)(C), annexed hereto.

                        (D)     The limitations set forth in Section
                   4-5(b)(ii)(B) hereof shall not include, or apply to, (I) any stores which the Borrower closed on or after May 1, 1997 and which the Borrower decides to reopen, or (ii) to any new locations acquired pursuant to an Acquisition permitted hereunder.

              (c) Except as otherwise disclosed pursuant to, or permitted by, this Section 4-5, no tangible personal property of the Borrower is in the care or custody of any third party or stored or entrusted with a bailee or other third party and none shall hereafter be placed under such care, custody, storage, or entrustment.

/October 28, 1997/

   4-6.       Title to Assets.

              (a) The Borrower is, and shall hereafter remain, the owner of the Collateral free and clear of all Encumbrances with the exceptions of the following (the "Permitted Encumbrances"):

                   (i)  The security interest created herein.

                   (ii) Those Encumbrances (if any) listed on EXHIBIT 4-6(a), annexed hereto.

                   (iii) Subject to Section 4-6(b), purchase money security interests in Equipment to secure Indebtedness otherwise permitted hereby.

                   (iv) Encumbrances for taxes, governmental assessments or charges in the nature of taxes not yet due, or Encumbrances for taxes, governmental assessments or charges in the nature of taxes being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Borrower) have been established.

                   (v) Encumbrances in respect of property or assets of the Borrower imposed by law, which were incurred in the ordinary course of business, such as carriers', warehousemen's, materialmen's, repairmen's, landlords' and mechanics' liens and other similar Encumbrances arising in the ordinary course of business, and (A) which do not, in the aggregate, materially detract from the value of such property or assets or materially impair the operation of the business of the Borrower or any such Subsidiary or (B) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Encumbrance or (c) with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP.

                   (vi) Utility deposits and pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation.

                   (vii)     Encumbrances arising under Capital Leases.

                   (viii) Other Encumbrances incidental to the conduct of the business of the Borrower or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from the value of its property or assets, taken as a whole, materially detract from the value of any material property or materially impair the use of its property or assets in the operation of its business.

/October 28, 1997/

                   (ix) Any Encumbrance renewing or extending any Encumbrance permitted by clause (ii) above, provided, that the principal amount secured is not increased, and the Encumbrance is not extended to other property and the Indebtedness.

                   (x) Protective filings under the Uniform Commercial Code in connection with operating leases and consignments of goods to the Borrower permitted hereunder.

                   (xi) Encumbrances with respect to the amounts paid into the New Note Disbursement Account for the payment of interest on the New Notes pursuant to the Indenture.

                   (xii) Encumbrances, if any, in favor of Bankers Trust Company as Agent in the form of cash collateral received under the Backup L/C to secure letters of credit and bankers acceptances outstanding on the date hereof.

              (b) Except as disclosed on EXHIBIT 4-6(b), annexed hereto, as of the date of this Agreement, the Borrower does not have possession of any goods on consignment to the Borrower. The Borrower shall not have possession of goods on consignment to the Borrower and shall not permit to exist any circumstance under which the consignor could claim an Encumbrance on or to any proceeds of any such consigned goods at any time having an aggregate cost in excess of One Million Dollars ($1,000,000.00).

   4-7.       Indebtedness.

              (a) The Borrower does not and shall not hereafter have any Indebtedness with the exceptions of:

                   (i)  Any Indebtedness to the Lenders .

                   (ii) The Indebtedness (if any) listed on EXHIBIT 4-7, annexed hereto.

                   (iii) The New Notes and any refinancings thereof in accordance with Section 4-6(b).

                   (iv) Purchase money Indebtedness on account of the acquisition of equipment.

                   (v) Indebtedness under the Plan (provided however, the Borrower shall not alter, amend, or otherwise modify the Plan in a manner to create any additional Indebtedness).

                   (vi) Indebtedness of the Borrower arising under Capital Leases of the Borrower.

                   (vii) Indebtedness of the Borrower of the type described in clause (b) of the definition of Indebtedness which is being contested in good faith and for which adequate reserves are maintained on the Borrower's books.

                   (viii) Indebtedness of the Borrower with respect to customer deposits and customer advances received in the ordinary course of business.

              (b) The Borrower shall not prepay, redeem, purchase, defease or otherwise satisfy, prior to maturity, or make any payment in violation of any subordination terms of, any Indebtedness (other than the Revolving Credit) except that

                   (i)the Borrower may retire the Original New Notes, which retirement is effected with proceeds of an offering of the Borrower's notes which is subject to an effective registration statement with the Securities and Exchange Commission, including the Exchange Notes (as defined in the Indenture), provided that, such notes which retire the Original New Notes are on substantially the same terms as the Original New Notes; and

                   (ii)the Borrower may refinance or repay any such Indebtedness, which refinancing or repayment is effected with the proceeds of (A) an initial public offering of the Borrower's stock and/or (B) other Indebtedness of the Borrower, provided that the terms of such refinanced indebtedness are not materially less favorable to the Borrower or the Agent and the Lenders than the terms of the indebtedness so refinanced and do not relax any obligation undertaken by the Borrower pursuant to any Loan Document, which obligation is stated by reference to the New Notes or the documentation relating to the New Notes. Upon and after any such retirement, the notes which are used to so

/October 28, 1997/
   retire the Original New

 Notes shall be the "New Notes" for all purposes of this Agreement.

   4-8.       Insurance Policies.

              (a) EXHIBIT 4-8, annexed hereto, is a schedule of all insurance policies owned by the Borrower or under which the Borrower is the named insured as of the date of this Agreement. Each of such policies is in full force and effect. Neither the issuer of any such policy nor the Borrower is in default or violation of any such policy.

              (b) The Borrower shall have and maintain at all times insurance covering such risks, in such amounts, containing such terms, in such form, for such periods as are usually insured against by companies in the same or similar business located in the same geographic area, and written by such companies as may be reasonably satisfactory to the Agent . The coverage reflected on
EXHIBIT 4-8 presently satisfies the foregoing requirements, it being recognized by the Borrower, however, that such requirements may change hereafter to reflect changing circumstances. All insurance carried by the Borrower shall provide for a minimum of thirty (30) days' written notice of cancellation to the Agent and all such insurance which covers the Collateral shall include an endorsement in favor of the Lender, which endorsement shall provide that the insurance, to the extent of the Agent's interest therein, shall not be impaired or invalidated, in whole or in part, by reason of any act or neglect of the Borrower or by the failure of the Borrower to comply with any warranty or condition of the policy. In the event of the failure by the Borrower to maintain insurance as required herein, the Agent , at its option, may obtain such insurance, provided, however, the Agent's obtaining of such insurance shall not constitute a cure or waiver of any Event of Default occasioned by the Borrower's failure to have maintained such insurance. The Borrower shall furnish to the Agent certificates or other evidence reasonably satisfactory to the Agent regarding compliance by the Borrower with the foregoing insurance provisions as the Agent reasonably may request.

              (c) The Borrower shall advise the Agent of each claim in excess of $1,000,000.00 made by the Borrower under any policy of insurance which covers the Collateral and if an Event of Default shall have occurred, and is continuing, will permit the Agent, at the Agent's option in each instance, to the exclusion of the Borrower, to conduct the adjustment of each such claim.
The Borrower hereby appoints the Agent as the Borrower's attorney in fact to obtain, adjust, settle, and cancel any insurance described in this section and to endorse in favor of the Agent any and all drafts and other instruments with respect to such insurance. The within appointment, being coupled with an interest, is not exercisable unless an Event of Default shall have occurred and is continuing and is irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Agent. The Agent shall not be liable on account of any exercise pursuant to said power except for any exercise in willful misconduct and bad faith or pursuant to its gross negligence. The Agent may apply any proceeds of such insurance against the Liabilities then due and thereafter against the Liabilities, whether or not such have matured, in such order of application as the Agent may determine provided that if no Event of Default shall have occurred and is continuing, the Borrower may, subject to the terms hereof, reborrow such proceeds to reinvest in the business of the Borrower.

   4-9.       Licenses. Each license, distributorship, franchise, and similar agreement issued to, or to which the Borrower is a party and which is material to the business of the Borrower is in full force and effect, except as such force and effect is affected by the Proceedings. Neither the Borrower nor any Subsidiary of Borrower is in default or violation thereof, which default or violation would reasonably be expected to result in a Material Adverse Effect upon the Borrower. The Borrower has not received any notice or threat of cancellation of any such license or agreement.

   4-10.      Leases.   EXHIBIT 4-10, annexed hereto, is a schedule of all
Leases and Capital Leases effective as of the date of this Agreement. Each of such Leases and Capital Leases is in full force and effect as of the date of this Agreement. Neither the Borrower nor any Subsidiary of the Borrower is in default or violation of any such Lease or Capital Lease and the Borrower has not received any notice of cancellation of any such Lease or Capital Lease except
(a) as disclosed in connection with the Plan; and (b) as will be "Cured" pursuant to the Plan; and (c) as is not likely to have a Material Adverse Effect on the Borrower. The Borrower hereby authorizes the Agent, following the occurrence, and during the

/October 28, 1997/
continuance, of any Event of Default, to contact any of the Borrower's landlords in order to confirm the Borrower's continued compliance with the terms and conditions of the Lease(s) between the Borrower and that landlord and to discuss such issues, concerning the Borrower's occupancy under such Lease(s), as the Agent may determine.

   4-11.      Requirements of Law.     The Borrower is in compliance with, and
shall hereafter comply with and use its assets in compliance with, all Requirements of Law, except where the failure to so comply would not have a Material Adverse Effect. The Borrower has not received any notice of any violation of any such Requirement of Law (whether or not such violation is material), which violation has not been cured or otherwise remedied or which the Borrower is in the process of remedying except in connection with the Proceedings.

   4-12.      Maintain Properties. The Borrower shall:

              (a) Keep the Collateral in good order and repair (ordinary reasonable wear and tear and insured casualty excepted).

              (b) Not suffer or cause the waste or uninsured destruction of any material part of the Collateral.

              (c) Not use any of the Collateral in violation of any policy of insurance thereon.

              (d) Not sell, lease, or otherwise dispose of any of the assets of the Borrower or its Subsidiaries, other than the following:

                   (i) The sale or other disposition of Inventory in the ordinary course of business, in connection with store closing sales contemplated by the Plan and in connection with store closings after the date hereof permitted under this Agreement.

                   (ii) The disposal of Equipment (A) which is obsolete, worn out, damaged beyond repair, which Equipment is replaced to the extent necessary to preserve or improve the operating efficiency of the Borrower, or (B) which is no longer necessary for the operation of the Borrower's business in the ordinary course.

                   (iii) The turning over to the Agent of all Receipts as provided herein.

                   (iv) Issuances of licenses and franchises in the ordinary course.

                   (v) The sale of any real estate, including, without limitation, the Distribution Facility.

                   (vi) The lease or sublease of Equipment in the ordinary course of business.

                   (vii) The reinvestment of Cash Equivalents permitted hereunder into other Cash Equivalents.

   4-13.      Pay Taxes.

              (a) The Internal Revenue Service has completed its examination of the Borrower's federal income tax returns for all tax years through and including the Borrower's taxable year referenced on EXHIBIT 4-13, annexed hereto, and that all deficiencies, assessments, and other amounts asserted as a result of such examinations have been fully paid or settled or will be dealt with in the Plan. No agreement is extant which waives or extends any statute of limitations applicable to the right of the Internal Revenue Service to assert a deficiency or make any other claim for or in respect to federal income taxes.
No issue has been raised as of the date of this Agreement in any such examination which, by application of similar principles, reasonably could reasonably be expected to result in the assertion of a material deficiency for any fiscal year open for examination, assessment, or claim by the Internal Revenue Service which has not been reserved for on the Borrower's books to the extent, if any, required by GAAP.

              (b) The respective state and local taxing authorities to which the Borrower is subject have completed their respective examination of the Borrower's returns for all state and local income, excise, sales, and other taxes for which the Borrower is liable for the respective tax years referenced on EXHIBIT 4-13, annexed hereto, and that all deficiencies, assessments, and other amounts asserted as a result of such examinations have been fully paid or settled or will be dealt with in the Plan. No agreement is extant which waives or extends any statute of limitations applicable to the right of any state taxing authority to assert a deficiency or make any other claim for or in respect to any such state taxes. No issue has been raised as of the date of this Agreement, in any such examination which, by application of similar principles, reasonably could be expected to result in the assertion of a material

/October 28, 1997/
deficiency for any fiscal year open for examination, assessment, or claim by any state or local taxing authority.

              (c) Except as disclosed on said EXHIBIT 4-13, as of the date of this Agreement, there are no examinations of or with respect to the Borrower being conducted by the Internal Revenue Service or any other taxing authority.

              (d) Except as otherwise provided in the Plan, the Borrower hereafter shall: pay, as they become due and payable, all income, sales, ad valorem, and other material taxes and unemployment contributions and other material charges of any kind or nature levied, assessed or claimed against the Borrower or the Collateral by any person or entity whose claim could result in an Encumbrance upon any asset of the Borrower or by any governmental authority other than those not yet delinquent and except for those contested in good faith and for which adequate reserves (in the good faith judgment of the management of the Borrower have been established; properly exercise any trust responsibilities imposed upon the Borrower by reason of withholding from employees' pay or by reason of the Borrower's receipt of sales tax or other funds for the account of any third party; timely make all contributions and other payments as may be required pursuant to any Employee Benefit Plan now or hereafter established by the Borrower; and timely file all tax and other returns and other reports with each governmental authority to whom the Borrower is obligated to so file.

              (e) At its option, to the extent the Borrower has failed to pay such items as required by Section 4-13(d), the Agent may, but shall not be obligated to, pay any taxes, unemployment contributions, and any and all other charges levied or assessed upon the Borrower or the Collateral by any person or entity or governmental authority, and make any contributions or other payments on account of the Borrower's Employee Benefit Plan as the Agent , in the Agent's discretion, may deem necessary or desirable, to protect, maintain, preserve, collect, or realize upon any or all of the Collateral or the value thereof or any right or remedy pertaining thereto, provided, however, the Agent's making of any such payment shall not constitute a cure or waiver of any Event of Default occasioned by the Borrower's failure to have made such payment.

   4-14.      No Margin Stock.    No part of the proceeds of any borrowing
hereunder will be used at any time to purchase or carry any margin stock (within the meaning of Regulations G, U, T, and X of the Board of Governors of the Federal Reserve System of the United States (the "Margin Regulations")) in violation of the Margin Regulations. As of the date of this Agreement, neither the Borrower nor any of its Subsidiaries owns any such margin stock. The Borrower will not, nor will it permit any of its Subsidiaries to, own any margin stock, except pursuant to an Acquisition permitted under Section 4-19 hereof and then only to the extent the value of all margin stock of the Borrower and its Subsidiaries (on a consolidated and unconsolidated basis) would be less than 25% of the value (as determined by any reasonable method) of the assets of the Borrower and its Subsidiaries (on a consolidated and unconsolidated basis) taken as a whole which are subject to any limitation on sale, pledge or other restriction hereunder.

   4-15.      ERISA.

              (a)Neither the Borrower nor any ERISA Affiliate ever has or hereafter shall:

              (I) Violate or fail to be in compliance in all material respects with the Borrower's Employee Benefit Plan.

              (ii) Fail timely to file all reports and filings required by ERISA to be filed by the Borrower.

              (b) Neither Borrower, nor to Borrower's knowledge, any ERISA affiliate ever has, and Borrower hereinafter shall not:

              (I) Engage in any "prohibited transactions" or "reportable events" (respectively as described in ERISA).

              (ii) Engage in, or commit, any act such that a tax or penalty could be imposed upon the Borrower on account thereof pursuant to ERISA which could reasonably be expected to have a material adverse effect on the business, operations, conditions (financial or otherwise) performance, or properties of the Borrower..

              (iii) Accumulate any material funding deficiency within the meaning of ERISA.

              (iv) Terminate any Employee Benefit Plan such that a lien could be asserted against any assets of the Borrower on account thereof pursuant to ERISA.

              (b) Neither Borrower nor any ERISA Affiliate is as of the date hereof a member of, contribute to, or have any obligation under any Employee Benefit Plan which is a multiemployer plan within the meaning of Section 4001(a) of ERISA.

/October 28, 1997/

   4-16.      Hazardous Materials.

              (a) Except for such releases of Hazardous Materials as have not had, or would not be reasonably expected to have a Material Adverse Effect, the Borrower has never:

                   (i) been legally responsible for any release or threat of release of any Hazardous Material; or


                   (ii) received notification of any release or threat of release of any Hazardous Material from any site or vessel occupied or operated by the Borrower and/or of the incurrence of any expense or loss in connection with the assessment, containment, or removal of any release or threat of release of any Hazardous Material from any such site or vessel.

              (b)  The Borrower shall:

                   (i) dispose of any Hazardous Material only in compliance with all Environmental Laws; and

                   (ii) not store on any site or vessel occupied or operated by the Borrower and not transport or arrange for the transport of any Hazardous Material, except if such storage or transport is in the ordinary course of the Borrower's business and is in compliance with all Environmental Laws.

              (c) The Borrower shall provide the Agent with written notice upon the Borrower's obtaining knowledge of any incurrence of any material expense or material loss by any governmental authority or other Person in connection with the assessment, containment, or removal of any Hazardous Material, for which expense or loss the Borrower may be liable.

   4-17.      Litigation.    Except as described in EXHIBIT 4-17, annexed
hereto, there is not presently pending or threatened by or against the Borrower any suit, action, proceeding, or investigation which would have a material adverse effect upon the Borrower's financial condition or ability to conduct its business as such business is presently conducted or is contemplated to be conducted in the foreseeable future.

   4-18.      Dividends or Investments. The Borrower shall not:

              (a) Pay any cash dividend unless payment of such cash dividend is permitted as described in the Indenture and would not result in the violation of the Fixed Charge Covenant contained in Section 5-11 hereof.

              (b) Own, redeem, retire, purchase, or acquire any of the Borrower's capital stock.

              (c) Except as permitted by Sections 4-19 and 4-20(d), invest in or purchase any stock or securities or rights to purchase any such stock or securities, of any corporation or other entity.

              (d) Merge or consolidate or be merged or consolidated with or into any other corporation or other entity other than as permitted by Sections 4-18(e) or 4-19.

              (e) Except as permitted by Section 4-19, consolidate any of the Borrower's operations with those of any other corporation or other entity except that any Subsidiary of the Borrower may merge with any other Subsidiary of the Borrower or the Borrower but in the case of the Borrower, only if the Borrower is the surviving entity.

              (f) Except as permitted by Section 419, organize or create any Subsidiary without the prior written consent of the Agent, which consent may be conditioned upon, among other things, the execution of a guaranty by such Subsidiary of the Liabilities substantially in the form of EXHIBIT 4-3, and the grant of a lien and security interest in substantially all of such Subsidiary's assets.

              (g) Subordinate any debts or obligations owed to the Borrower by any third party to any other debts owed by such third party to any other Person.

   4-19.      Permitted Acquisitions. The Borrower may make Acquisitions without the consent of the Agent or the Lenders; provided that:


/October 28, 1997/

              (a) Not less than Twenty-five (25) days prior written notice (with reasonable particularity as to the facts and circumstances in respect of which such notice is being given) of such Acquisition is given to the Agent.

              (b) The aggregate purchase price (exclusive of the portion of the purchase price paid for with capital stock of the Borrower) of all such Acquisitions is not greater than Thirty Million Dollars ($30,000,000.00).

              (c) The aggregate consideration paid in cash for all such acquisitions does not exceed Fifteen Million Dollars ($15,000,000.00) million unless the target of such acquisition, treated together with the Borrower as an economic unit and reflecting those economies which would be realized if the acquisition were consummated, which economies, the Agent in its reasonable judgment agrees are supported by the specific facts and circumstances of the transaction, would have satisfied the Fixed Charge Coverage Ratio for the 12 month period prior to such acquisition (with appropriate adjustments to which the Agent, in the Agent's reasonable judgment agrees are supported by the specific facts and circumstances of the transaction to the calculation of such Fixed Charge Coverage Ratio to reflect the circumstances).

              (d) No Event of Default then exists or would result from any such Acquisition.

              (e) With respect, to and in the event of any Acquisition which consists of, or results in the creation of, a Subsidiary, Agent shall be provided with such Subsidiary's Unlimited Guaranty (substantially in the form of the Unlimited Guaranty provided in fulfillment of Section 4-3), which Unlimited Guaranty shall be secured by first perfected security interests and liens on substantially all of the assets of such Subsidiary.

   4-20.      Loans. The Borrower shall not make any loans or advances to, nor acquire the Indebtedness of, any Person, provided, however, the foregoing does not prohibit any of the following:

              (a) Advance payments made to the Borrower's suppliers in the ordinary course.

              (b) Advances to the Borrower's officers, employees, and salespersons with respect to reasonable expenses to be incurred by such officers, employees, and salespersons for the benefit of the Borrower, which expenses are properly substantiated by the person seeking such advance and properly reimbursable by the Borrower.

              (c)The Borrower and its Subsidiaries may acquire and hold(I) receivables owing to them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms and (ii) promissory notes and other evidence of indebtedness issued to them as payment of trade payables arising in the ordinary course of business so long as the holding of such promissory notes is in the ordinary course of business of the Borrower and its Subsidiaries and each of such notes is delivered and pledged to the Agent.

              (d)As long as no Revolving Credit Loans are then outstanding, investments consisting of Cash Equivalents maintained at BankBoston, N.A., provided that such investments are pledged to the Agent as collateral for the Liabilities by pledge agreements in form and substance reasonably satisfactory to the Agent.

   4-21.      Protection of Assets.  The Agent, in the Agent's discretion, and from time to time, may discharge any tax or Encumbrance on any of the Collateral, or take any other action that the Agent may deem necessary or desirable to repair, insure, maintain, preserve, collect, or realize upon any of the Collateral if the Borrower fails to do so. The Agent shall not have any obligation to undertake any of the foregoing and shall have no liability on account of any action so undertaken except where there is a specific finding in a judicial proceeding (in which the Agent has had an opportunity to be heard), from which finding no further appeal is available, that the Agent had acted in actual bad faith or in a grossly negligent manner. The Borrower shall pay to the Agent, on demand, or the Agent, in its discretion, may add to the Loan Account, all amounts paid or incurred by the Agent pursuant to this section.
The obligation of the Borrower to pay such amounts is a Liability.

   4-22.      Line of Business.   The Borrower shall not engage in any business
other than the business in which it is currently engaged or a business reasonably related thereto.

/October 28, 1997/

   4-23.      Affiliate Transactions.  Except as otherwise permitted in
accordance with this Agreement, or as described in EXHIBIT 4-23, annexed hereto, the Borrower shall not make any payment, nor give any value to any Affiliate (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any services or the entering into of any contract, agreement, understanding, or guaranty) except for

              (a) transactions pursuant to terms and for a price (if applicable) which shall not differ from that which would have been charged in an arms length transaction to a Person not an Affiliate;

              (b) transactions between the Borrower and any wholly-owned Subsidiary or among wholly-owned Subsidiaries otherwise permitted hereunder;

              (c) reasonable fees and compensation paid to, and indemnity provided on behalf of any such Affiliates;

              (d) dividends and payments under the New Notes otherwise permitted under this Agreement.

   4-24.      Additional Assurances.

              (a) The Borrower is not the owner of, nor has it any interest in, any property or asset of a type which is included in the description of "Collateral" which, immediately upon the satisfaction of the conditions precedent to the effectiveness of the credit facility contemplated hereby (Article 3) will be not be subject to a perfected security interest in favor of the Agent (subject only to Permitted Encumbrances) to secure the Liabilities.

              (b) The Borrower will not hereafter acquire any asset or any interest in property of a type which is included in the description of
"Collateral"   which is not, immediately upon such acquisition, subject to such a perfected security interest in favor of the Agent to secure the Liabilities (subject only to Permitted Encumbrances).

              (c) The Borrower shall execute and deliver to the Agent such instruments, documents, and papers, and shall do all such things from time to time hereafter as the Agent may reasonably request to carry into effect the provisions and intent of this Agreement; to protect and perfect the Agent's security interests in the Collateral as the Agent may reasonably request; and to comply with all applicable statutes and laws as required by this Agreement, and facilitate the collection of the Receivables Collateral. The Borrower shall execute all such instruments as may be reasonably required by the Agent with respect to the recordation and/or perfection of the security interests created herein.

              (d) A carbon, photographic, or other reproduction of this Agreement or of any financing statement or other instrument executed pursuant to this Section 4-24 shall be sufficient for filing to perfect the security interests granted herein.

   4-25.      Adequacy of Disclosure.

              (a) All financial statements furnished to the Agent and each Lender by the Borrower have been prepared in accordance with GAAP consistently applied and present fairly the financial condition of the Borrower at the date(s) thereof and the results of operations and cash flows for the period(s) covered. There has been no change in the financial condition, results of operations, or cash flows of the Borrower since the date(s) of the most recent such financial statements, other than changes which have not been materially adverse, either singularly or in the aggregate to the business, operations, properties or performance of the Borrower and its Subsidiaries taken as a whole.

              (b) The Borrower does not have any contingent obligations or obligation under any Lease or Capital Lease as of the date of this Agreement which is not noted in the Borrower's financial statements furnished to the Agent and each Lender prior to the execution of the within Agreement.

              (c) No document, instrument, agreement, or paper now or hereafter given the Agent by the Borrower or any guarantor of the Liabilities in connection with the execution of the within Agreement by the Agent and each Lender contains or will contain, as of the date furnished, (taken as a whole) any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements therein in light of the circumstances under which they were made not misleading. There is no fact known to the Borrower which has, or which, in the foreseeable future could reasonably be expected to have, a material adverse effect on the financial condition of the Borrower or any such guarantor which has not been disclosed in writing to the Agent and each Lender.

/October 28, 1997/

   4-26.      Other Covenants.    The Borrower shall not indirectly do or cause
to be done any act which, if done directly by the Borrower, would breach any covenant contained in this Agreement.

ARTICLE 5 - REPORTING REQUIREMENTS / FINANCIAL COVENANTS.

   5-1.       Maintain Records. The Borrower shall:

              (a) At all times, keep proper books of account, in which full, true, and accurate entries shall be made of all of the Borrower's transactions, all in accordance with GAAP to fairly reflect the financial condition of the Borrower at the close of, and its results of operations for, the periods in question.

              (b) Timely provide the Agent with those financial reports, statements, and schedules required by this Article 5 or otherwise, each of which reports, statements and schedules shall be prepared, to the extent applicable, in accordance with GAAP to fairly reflect the financial condition of the Borrower at the close of, and its results of operations for, the period(s) covered therein.

              (c) At all times, keep accurate current records of the Collateral including, without limitation, accurate current stock, cost, and sales records of its Inventory, accurately and sufficiently itemizing and describing the kinds, types, and quantities of Inventory and the cost and selling prices thereof.


              (d) At all times, retain Arthur Andersen or such other independent certified public accountants who are reasonably satisfactory to the Agent and instruct such accountants to fully cooperate with, and be available to, the Agent and each Lender to discuss the Borrower's financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants, as may be raised by the Agent or that Lender.

              (e)  Not change the Borrower's fiscal year.

              (f) Not change the Borrower's taxpayer identification number, without prior notice to the Agent.

   5-2.       Access to Records.

              (a) The Borrower shall accord the Agent and the Agent's representatives with access from time to time as the Agent and such representatives may reasonably require to all properties owned by or over which the Borrower has control, all upon reasonably notice and at such reasonable times during normal business hours. The Agent and the Agent's authorized representatives shall have the right, and the Borrower will permit the Agent and such representatives from time to time as the Agent and such representatives may reasonably request, to examine, inspect, copy, and make extracts from any and all of the Borrower's books, records, electronically stored data, papers, and files, all upon reasonable notice and at such reasonable times during normal business hours. The Borrower shall make all of the Borrower's copying facilities available to the Lender, all upon reasonable notice and at such reasonable times during normal business hours.

              (b) The Borrower hereby authorizes the Agent and the Agent's representatives to:

                   (i) Upon reasonable notice and at reasonable times during normal business hours, inspect, copy, duplicate, review, cause to be reduced to hard copy, run off, draw off, and otherwise use any and all computer or electronically stored information or data which relates to the Borrower, or any service bureau, contractor, accountant, or other person, and directs any such service bureau, contractor, accountant, or other person fully to cooperate with the Agent and the Agent's representatives with respect thereto.

                   (ii) Verify at any time the Collateral or any portion thereof, including verification with depositories and credit card clearinghouses and processors, and/or with the Borrower's computer billing companies, collection agencies, and accountants and to sign the name of the Borrower on any notice to the Borrower's depositories and credit card clearinghouses and processors, or verification of the Collateral.

/October 28, 1997/

   5-3.       Immediate Notice to Agent.

              (a) The Borrower shall provide the Agent with written notice immediately upon the occurrence of any of the following events, which written notice shall be with reasonable particularity as to the facts and circumstances in respect of which such notice is being given:

                   (i)  Any change in the Borrower's Senior Officers.

                   (ii) The completion of any physical count of the Borrower's Inventory (together with a copy of the certified results thereof, if any).

                   (iii) Any ceasing of the Borrower's making of payment, in the ordinary course, to any of its creditors which could reasonably be expected to have a Material Adverse Effect (excluding the ceasing of the making of such payments on account of a dispute with the subject creditor).

                   (iv) Any failure by the Borrower to pay rent at any of the Borrower's locations, which failure continues beyond Twenty-five (25) days after the expiration of any applicable grace period under the subject lease.

                   (v) Any material adverse change in the business, operations, or financial affairs of the Borrower.

                   (vi) The occurrence of any Suspension Event of which a Senior Officer of the Borrower obtains knowledge.

                   (vii) Any intention on the part of the Borrower to discharge the Borrower's present independent accountants or any withdrawal or resignation by such independent accountants from their acting in such capacity.

                   (viii) Any litigation which, if determined adversely to the Borrower, might have a material adverse effect on the financial condition of the Borrower.

                   (ix) The receipt of Net Proceeds from the sale, by the Borrower, or by any Subsidiary of the Borrower, of its assets (other than sales of Inventory in the ordinary course, sales of fixed assets in connection with the closing of stores permitted hereunder, dispositions of worn out, damaged, or obsolete Equipment, and the Net Proceeds of any sale of the Distribution Facility).

                   (x) The occurrence of any event or circumstance which: constitutes an event of default under the New Notes; constitutes the acceleration of the New Notes; requires any mandatory prepayment of all or any part of the principal of the New Notes.

              (b)  The Borrower shall:

                   (i) At the reasonable request of the Agent, from time to time, provide the Agent with copies of all advertising (including copies of all print advertising and duplicate tapes of all video and radio advertising).

                   (ii) Provide the Agent, when received by the Borrower, with a copy of any management letter or similar communications from any accountant of the Borrower.

                   (iii) Provide the Agent with a Certificate (which Certificate shall include reasonable particularity as to the facts and circumstances in respect of which such Certificate is being so furnished), signed by the Borrower's Controller or Chief Financial Officer, at the earlier of (A) the reinvestment in the Borrower's operations of Net Proceeds, notice of the receipt of which Net Proceeds was provided pursuant to Section 53(a)(ix) or (B) the failure by the Borrower to have so reinvested such Net Proceeds within Two Hundred Ten (210) days following receipt of such Net Proceeds.

                   (iv) Provide the Agent, when received by the Borrower, of any notice of the occurrence of any claimed event of default under the New Notes; purporting to accelerate the New Notes; or claiming that any mandatory prepayment of all or any part of the principal of the New Notes is, or will be due.

   5-4.       Borrowing Base Certificate.   The Borrower shall provide the
Agent, weekly, on Wednesday of each week (as of the immediately preceding Saturday), with a Borrowing Base Certificate (in the form of EXHIBIT 5-4 annexed hereto, as such form may be revised from time to time by the Agent); provided, however, the Borrower shall submit Borrowing Base Certificates on each day that the Borrower desires to obtain a Revolving Credit Loan or the issuance of an L/C or B/A hereunder. Such Certificate may be sent to the Agent

/October 28, 1997/
by facsimile transmission, provided that the original thereof is forwarded to the Agent on the date of such transmission, it being understood that inventory values will be rolled forward weekly.

   5-5.       Monthly Reports.

              (a) Monthly, the Borrower shall provide the Agent with original counterparts of the following (each in such form as the Agent from time to time may specify):

                   (i) Within Fifteen (15) days of the end of the previous month:

                        (A)  A "Stock Ledger Inventory Report" and a
              Certificate (signed by the Borrower's Controller or Chief Financial Officer, to the best of such officer's knowledge and belief) concerning the Borrower's Inventory.

                        (B)  An aging of the Borrower's Inventory.(1)

                   (ii) Within Thirty (30) days of the end of the previous
                        month:

                        (A) Reconciliations of the above described Report and inventory Certificate (Section 5-5(a)(i)(A)) to Availability and to the general ledger as of the end of the subject month.

                        (B)  A Store Activity Report.

                        (C)  An Ending Inventory Analysis Report.

                        (D) An internally prepared financial statement of the Borrower's financial condition the results of its operations for, the period ending with the end of the subject month, which financial statement shall include, at a minimum, a balance sheet, income statement (on a "consolidated" basis), and cash flow statement.

              (b)  For purposes of Section 5-5(a)(I), above, the first
"previous month" in respect of which the items required by that Section shall be provided shall be September, 1997 and for purposes of Section 5-5(a)(ii), above, the first "previous month" in respect of which the items required by that Section shall be provided shall be September, 1997.

   5-6.       Quarterly Reports.  Quarterly, within Forty Five (45) days following the end of each of the Borrower's fiscal quarters, the Borrower shall provide the Agent with the following:

              (a)  A store ranking report year to date by EBIDTA.

              (b) A Letter of Credit Inventory Report breaking out the face value of L/C Inventory with landed cost included.

---------------
(1) The Aging of Borrower's Inventory Report shall only be required after such time as such Report can be prepared as a matter of course under the Borrower's planned upgrade to its financial information system.

/October 28, 1997/

              (c) For each of the first Three fiscal quarters of each year only, an original counterpart of a management prepared financial statement of the Borrower for the period from the beginning of the Borrower's then current fiscal year through the end of the subject quarter, with comparative information for the same period of the previous fiscal year, which statement shall include, at a minimum, a balance sheet, income statement (on a "consolidated" basis), statement of changes in shareholders' equity (to the extent required by GAAP), and cash flows and comparisons for the corresponding quarter of the then immediately previous year, as well as to the Business Plan.

              5-7. Annual Reports.

              (a) Annually, within one hundred (100) days following the end of the Borrower's fiscal year, the Borrower shall furnish the Agent with an original signed counterpart of the Borrower's annual financial statement, which statement shall have been prepared by, and bearing the unqualified opinion (except for a going concern qualification) of, the Borrower's independent certified public accountants (i.e. said statement shall be "certified" by such accountants). Such annual statement shall include, at a minimum (with comparative information for the then prior fiscal year) a balance sheet, income statement, statement of changes in shareholders' equity (to the extent required by GAAP), and cash flows.

              (b) No later than the earlier of Fifteen (15) days prior to the end of each of the Borrower's fiscal years or the date on which such accountants commence their work on the preparation of the Borrower's annual financial statement, the Borrower shall give written notice to such accountants (with a copy of such notice, when sent, to the Agent) that:

                   (i) Such annual financial statement will be delivered by the Borrower to the Agent (for subsequent distribution to each Lender).

                   (ii) The Borrower has been advised that the Agent (and each
              Lender) will rely thereon with respect to the administration of, and transactions under, the credit facility contemplated by the within Agreement.

              (c) Each annual statement shall be accompanied by such accountant's Certificate indicating that, in the preparation of such annual statement, such accountants did not conclude that any Suspension Event had occurred during the subject fiscal year (or if one or more had occurred, the facts and circumstances thereof).

   5-8.       Officers' Compliance Certificates. The Borrower shall cause any of the Borrower's President, Controller, or Chief Financial Officer respectively to provide such Person's Certificate, to the best of such officer's knowledge and belief, with those monthly, quarterly, and annual statements to be furnished pursuant to this Agreement, which Certificate shall:

              (a) Indicate that the subject statement presents fairly the financial condition of the Borrower at the close of, and the results of the Borrower's operations and cash flows for, the period(s) covered, subject, however to the following:

                   (i) With the exception of the Certificate which accompanies such annual statement) usual year end adjustments.

              (b)  Indicate either that (i) no Suspension Event has occurred or
(ii) if such an event has occurred, its nature (in reasonable detail) and the steps (if any) being taken or contemplated by the Borrower to be taken on account thereof.

              (c)  With each quarterly and annual statement:

                   (ii) Include calculations concerning the Borrower's compliance (or failure to comply) at the date of the subject statement with the covenant included in Section 5-11(a).

                   (iii) Indicate that the statement was prepared in accordance with GAAP consistently applied, with the exception of Material Accounting Changes, written notice of each of which has been provided to the Agent.

   5-9.   Inventories, Appraisals, and Audits.

              (a) The Agent and each Lender, at the expense of the Borrower, may participate in and/or observe each physical count and/or inventory of so much

/October 28, 1997/
of the Collateral as consists of Inventory which is undertaken on behalf of the Borrower; the Agent's right to be reimbursed for its expenses, prior to the occurrence, and during the continuance, of an Event of Default, being subject to the Agent's participation being undertaken in conjunction with a field audit by the Agent of the Borrower.

              (b) Upon the Agent's request from time to time, the Borrower shall obtain, or shall permit the Agent to obtain (in all events, at the Borrower's expense) physical counts and/or inventories of the Collateral, conducted by such inventory takers as are reasonably satisfactory to the Agent and following such methodology as may be reasonably required by the Agent, each of which physical counts and/or inventories shall be observed by the Borrower's accountants. The Agent contemplates conducting One (1) such count and/or inventory during any Twelve (12) month period during which the within Agreement is in effect, but in its reasonable discretion, may undertake additional such counts or inventories during such period.

              (c) Upon the Agent's request from time to time, the Borrower shall permit the Agent to obtain appraisals (in all events, at the Borrower's expense) conducted by such appraisers as are satisfactory to the Agent.

              (d) The Agent contemplates conducting up to Four (4) commercial finance audits (in each event, at the Borrower's expense) of the Borrower's books and records during any Twelve (12) month period during which the within Agreement is in effect, but in its discretion, following the occurrence and during the continuance of any Event of Default, may undertake additional such audits during such period.

              (e) The maximum aggregate cost for the following which the Agent conducts or causes to be conducted in any Twelve (12) month period for which the Borrower shall reimburse the Agent shall not exceed the aggregate of following, it being understood, however, that (x) the maxima are subject to Borrower's having made available, as appropriate, upon reasonable prior notice and during normal business hours, its facilities, financial information, and personnel to facilitate completion in the ordinary course of the following and (y) no Event of Default having occurred and continuing (and that if either (x) or (y) does not then obtain, there shall not be any such limitation on the aggregate of such costs):

                   (i)  Appraisals pursuant to Section 5-9(c): $80,000.00.

                   (ii) Commercial finance audits pursuant to Section 5-9(d):
$24,000.00.

   5-10.      Additional Financial Information.  In addition to all other information required to be provided pursuant to this Article 5, the Borrower promptly shall provide the Agent (and any guarantor of the Liabilities), with such other and additional information concerning the Borrower, the Collateral, the operation of the Borrower's business, and the Borrower's financial condition, including original counterparts of financial reports and statements, as the Agent reasonably may from time to time request from the Borrower, including, without limitation:

              (a)  an Open to Buy Report;

              (b)  a Comparable Sales Report;

              (c) a Marketing and Merchandise Calendar (to the extent one is maintained by the Borrower;

              (d)  an Order Report by Department;

              (e)  a Velocity Report by Department; and

              (f) a schedule of purchases from the Borrower's ten largest vendors (in terms of year to date purchases), which schedule shall be in such form as may be reasonably satisfactory to the Agent and shall include year to date cumulative purchases and an aging of payables to each such vendor, to be done in conjunction with the Agent's field audits.

   5-11.      Fixed Charge Coverage Ratio.

              (a) The Borrower will not permit its Fixed Charge Coverage Ratio to be less than 1.25 to 1.00.

              (b)  The Borrower's compliance with the covenant included in
Section 511(a) shall be measured at the end of each of the Borrower's Fiscal quarters

/October 28, 1997/

(commencing with the Borrower's Fiscal quarter ending on or about January 31, 1998), based upon the Borrower's performance and results for the then most recent twelve months, except that for the first three Fiscal quarters ending after November 2, 1997, the Borrower's compliance with Section 5-11(a) shall be based upon the period commencing with the Borrower's Fiscal quarter commencing on or about November 3, 1997 and ending at the end of the then most recent Fiscal quarter.

ARTICLE 6 - USE AND COLLECTION OF COLLATERAL.

   6-1.       Use of Inventory Collateral.

              (a) The Borrower shall not engage in any sale of the Inventory other than: sales in the ordinary course and sales or other dispositions permitted by Section 4-12(d); and shall not engage in sales or other dispositions to creditors; nor use of any of the Inventory in breach of any provision of this Agreement.

              (b) No sale of Inventory shall be on consignment, approval, or under any other circumstances such that, with the exception of the Borrower's customary return policy applicable to the return of inventory purchased by the Borrower's retail customers in the ordinary course, such Inventory may be returned to the Borrower without the consent of the Agent .

   6-2.       Inventory Quality.  All Inventory now owned or hereafter acquired by the Borrower is and will be of good and merchantable quality and free from defects (other than defects within customary trade tolerances and "irregular" inventory held for sale in outlet stores).


   6-3.       Adjustments and Allowances.   The Borrower may grant such
allowances or other adjustments to the Borrower's Account Debtors (exclusive of extending the time for payment of any Account or Account Receivable, which shall not be done, if an Event of Default has occurred and is continuing, without first obtaining the Agent's prior written consent in each instance) as the Borrower may reasonably deem to accord with sound business practice, provided, however, the authority granted the Borrower pursuant to this Section 63 may be limited or terminated by the Agent at any time in the Agent's discretion.

   6-4.       Validity of Accounts.

              (a) The amount of each Account shown on the books, records, and invoices of the Borrower represented as owing by each Account Debtor to the best of Borrower's knowledge is and will be the correct amount actually owing by such Account Debtor and shall have been fully earned by performance by the Borrower.

              (b) The Borrower has no knowledge of any impairment of the validity or collectibility of any of the Accounts as of the date of this Agreement and shall notify the Agent of any such fact immediately after Borrower becomes aware of any such impairment.

              (c) The Borrower shall not post any bond to secure the Borrower's performance under any agreement to which the Borrower is a party nor cause any surety, guarantor, or other third party obligee to become liable to perform any obligation of the Borrower (other than to the Agent ) in the event of the Borrower's failure so to perform.

   6-5.       Notification to Account Debtors.   The Agent shall have the right
at any time (after an Event of Default has occurred and is continuing) to notify any of the Borrower's Account Debtors to make payment directly to the Agent and to collect all amounts due on account of the Collateral.

/October 28, 1997/

ARTICLE 7 - CASH MANAGEMENT. PAYMENT OF LIABILITIES.

   7-1        Depository Accounts.

              (a) Annexed hereto as EXHIBIT 7-1 is a Schedule of all present DDA's maintained as of the date of this Agreement, which Schedule includes, with respect to each depository (i) the name and address of that depository; (ii) the account number(s) of the account(s) maintained with such depository; and (iii) a contact person at such depository.

              (b)  The Borrower shall deliver to the Agent:

                   (i) Upon the request of the Agent, notification, executed on behalf of the Borrower, to each depository institution with which any DDA is now or hereafter maintained (other than the Funding Account or any Local DDA), in form satisfactory to the Agent, of the Agent's interest in such DDA.

                   (ii) As a condition to the effectiveness of this Agreement, an agreement (generally referred to as a "Blocked Account Agreement"), in form reasonably satisfactory to the Agent, with any depository institution at which both any DDA (other than the Funding Account) and the Funding Account is maintained.

                   (iii) As a condition to the effectiveness of this Agreement, an agreement (generally referred to as a "Blocked Account Agreement"), in form reasonably satisfactory to the Agent, with any depository institution at which a Central Account is maintained

              (c) The Borrower will not establish any DDA hereafter (other than the New Note Disbursement Account and a Local DDA) unless, contemporaneous with such establishment, the Borrower delivers to the Institution at which the DDA is maintained, with a copy to the Agent, a notification of the type described in Section 7-1(b)(I) above.

   7-2.       Credit Card Receipts.

              (a) Annexed hereto as EXHIBIT 7-2, is a Schedule which describes all arrangements to which the Borrower is a party with respect to the payment to the Borrower of the proceeds of all credit card charges for sales by the Borrower as of the date of this Agreement.

              (b) The Borrower shall deliver to the Agent, as a condition to the effectiveness of the within Agreement, notification, executed on behalf of the Borrower, to each of the Borrower's credit card clearinghouses and processors of notice (in form satisfactory to the Agent), which notice provides that payment of all credit card charges submitted by the Borrower to that clearinghouse or other processor and any other amount payable to the Borrower by such clearinghouse or other processor shall be directed to the Concentration Account. The Borrower shall not change such direction or designation except upon and with the prior written consent of the Agent.

   7-3.       The Concentration and the Funding Accounts.

              (a) The following checking accounts have been or will be established as of the date of this Agreement (and are so referred to herein):

                   (i) The Concentration Account: Established by the Agent with BankBoston, N.A.

                   (ii) The Funding Account: Established by the Borrower with U.S. Bank National Association.

                   (iii) The Central Account: Established by the Borrower with U.S. Bank National Association.

              (b) The contents of each DDA (other than the Funding Account) and of the Central Account constitutes Collateral and Proceeds of Collateral. The contents of the Concentration Account constitutes the Agent's property.

              (c) The Borrower shall not establish any Central Account hereafter except upon not less than Thirty (30) days' prior written notice to the Agent and the delivery to the Agent of a Blocked Account Agreement similar to that executed pursuant to Section 7-1(b)(iii) hereof.

              (d) The Borrower shall establish its cash management systems, including, wthout limitation, any Central Account and Funding Account, with BankBoston, N.A. within five Business Days after the Borrower's receipt of notice from the Agent that such systems are available.

              (e) The Borrower shall pay all fees and charges of, and maintain such minimum balances as may be required by the Lender or by any bank in which

/October 28, 1997/
any account is opened (even if such account is opened by and/or is the property of the Agent).

   7-4.       Proceeds and Collection of Accounts.

              (a) All Receipts constitute Collateral and proceeds of Collateral and shall be held in trust by the Borrower for the Agent; shall not be commingled with any of the Borrower's other funds; and shall be deposited and/or transferred only to the Central Account.

              (b) The Borrower shall cause the ACH or wire transfer to the Central Account, no less frequently than daily (and whether or not there is then an outstanding balance in the Loan Account) of the then contents of each DDA (other than (A) any Local DDA and (B) the Funding Account), each such transfer to be net of any minimum balance, not to exceed $3,500.00, as may be required to be maintained in the subject DDA by the bank at which such DDA is maintained).

              (c) Whether or not any Liabilities are then outstanding, the Borrower shall cause the ACH or wire transfer to the Concentration Account, no less frequently than daily, of then entire ledger balance of the Central Account, net of such minimum balance, not to exceed $5,000,000.00 as long as the Central Account is maintained at U.S. Bank National Association, and otherwise not to exceed $3,500.00 , as may be required to be maintained in the Central Account by the bank at which the Central Account is maintained.

              (d)  In the event that, notwithstanding the provisions of this
Section 74, the Borrower receives or otherwise has dominion and control of any Receipts, or any proceeds or collections of any Collateral, such Receipts, proceeds, and collections shall be held in trust by the Borrower for the Agent and shall not be commingled with any of the Borrower's other funds or deposited in any account of the Borrower other than as instructed by the Agent.

   7-5.       Payment of Liabilities.

              (a) On each Business Day, the Agent shall apply, towards the Liabilities, the then collected balance of the Concentration Account (net of fees charged, and of such impressed balances as may be required by the bank at which the Concentration Account is maintained).

              (b) The following rules shall apply to deposits and payments under and pursuant to this Agreement:

                   (i) Funds shall be deemed to have been deposited to the Concentration Account on the Business Day on which deposited, provided that notice of such deposit is available to the Agent by 2:00 PM on that Business Day.

                   (ii) Funds paid to the Agent, other than by deposit to the
              Concentration Account, shall be deemed to have been received on the Business Day when paid, provided that notice of such payment is available to the Agent by 2:00PM on that Business Day.

                   (iii) If notice of a deposit to the Concentration Account (Section 7-5(b)(i)) or payment (Section 7-5(b)(ii)) is not available to the Agent until after 2:00PM on a Business Day, such deposit or payment shall be deemed to have been made at 9:00 AM on the then next Business Day.

                   (iv) All deposits to the Concentration Account and other
              payments to the Agent are subject to clearance and collection.

              (c) The Agent shall transfer to the Funding Account any surplus in the Concentration Account remaining after the application towards the Liabilities referred to in Section 7-5(a), above (less those amount which are to be netted out, as provided therein) provided, however, in the event that both
(i) a Suspension Event has occurred and is continuing and (ii) one or more L/C's are then outstanding, the Agent may establish a funded reserve of up to 110% of the aggregate Stated Amounts of such L/C's.

   7-6.       The Funding Account. Except as otherwise specifically provided in, or permitted by, the within Agreement, all checks shall be drawn by the Borrower upon, and other disbursements made by the Borrower solely from, the Funding Account. The Borrower may use funds in the Local DDAs for petty cash disbursements.


/October 28, 1997/

ARTICLE 8 - GRANT OF SECURITY INTEREST

   8-1.   Grant of Security Interest. To secure the Borrower's prompt, punctual, and faithful performance of all and each of the Borrower's Liabilities, the Borrower hereby grants to the Agent, for the ratable benefit of the Lenders, a continuing security interest in and to, and assigns for security to the Agent, for the ratable benefit of the Lenders, the following, and each item thereof, whether now owned or now due, or in which the Borrower has an interest, or hereafter acquired, arising, or to become due, or in which the Borrower obtains an interest, and all products, Proceeds, substitutions, and accessions of or to any of the following (all of which, together with any other property in which the Agent may in the future be granted a security interest, is referred to herein as the "Collateral"):

              (a)  All Accounts and accounts receivable.

              (b)  All Inventory.

              (c)  All General Intangibles.

              (d)  All Chattel Paper.

              (e) All books, records, and information relating to the Collateral and/or to the operation of the Borrower's business, and all rights of access to such books, records, and information, and all property in which such books, records, and information are stored, recorded, and maintained.

              (f) All Investment Property, Instruments, Documents, Deposit Accounts, policies and certificates of insurance, deposits, impressed accounts, compensating balances, money, cash, or other property.

              (g) All insurance proceeds, refunds, and premium rebates, including, without limitation, proceeds of fire and credit insurance, whether any of such proceeds, refunds, and premium rebates arise out of any of the foregoing.(8-1(a) through 8-1(f)) or otherwise.

              (h) All liens, guaranties, rights, remedies, and privileges pertaining to any of the foregoing (8-1(a) through 8-1(f)), including the right of stoppage in transit.

   Notwithstanding anything in this Agreement to the contrary, (x) the Collateral shall not include the New Note Disbursement Account) and (y) with respect to each item of Collateral constituting an agreement, license, permit or other instrument of the Borrower, such item shall be subject to the security interest created hereby only to the extent that the granting of such security interest, under the terms of such agreement, license, permit or other instrument, or as provided by law, does not cause any default under or termination of such agreement, license, permit or other instrument or the loss of any material right of the Borrower thereunder; provided, however, that in no event shall the foregoing be construed to exclude from the security interest created by this Agreement, proceeds or products of any such agreement, license, permit or other instrument of the Borrower or any accounts receivable or the right to payments due or to become due the Borrower under any such agreement or other instrument.

   8-2.   Extent and Duration of Security Interest. The within grant of a security interest is in addition to, and supplemental of, any security interest previously granted by the Borrower to the Agent and shall continue in full force and effect applicable to all Liabilities until all Liabilities have been paid and/or satisfied in full and the security interest granted herein is specifically terminated in writing by a duly authorized officer of the Agent.


ARTICLE 9 - AGENT AS BORROWER'S ATTORNEY-IN-FACT.

   9-1.       Appointment as Attorney-In-Fact.   The Borrower hereby
irrevocably constitutes and appoints the Agent as the Borrower's true and lawful attorney, with full power of substitution, effective following the occurrence and during the continuance of an Event of Default, to convert the Collateral into cash at the sole risk, cost, and expense of

/October 28, 1997/
the Borrower, but for the sole benefit of the Agent and the Lenders. If the power of attorney is exercised prior to acceleration of the Liabilities, the Agent will endeavor to advise the Borrower of the exercise of any such power; however, the failure of the Agent to so notify the Borrower shall not create any liability or claim against the Agent or the Lenders. The rights and powers granted the Agent by the within appointment include but are not limited to the right and power to:

              (a) Prosecute, defend, compromise, or release any action relating to the Collateral.

              (b) Sign change of address forms to change the address to which the Borrower's mail is to be sent to such address as the Agent shall designate; receive and open the Borrower's mail; remove any Receivables Collateral and Proceeds of Collateral therefrom and turn over the balance of such mail either to the Borrower or to any trustee in bankruptcy, receiver, assignee for the benefit of creditors of the Borrower, or other legal representative of the Borrower whom the Agent determines to be the appropriate person to whom to so turn over such mail.

              (c) Endorse the name of the Borrower in favor of the Agent upon any and all checks, drafts, notes, acceptances, or other items or instruments; sign and endorse the name of the Borrower on, and receive as secured party, any of the Collateral, any invoices, schedules of Collateral, freight or express receipts, or bills of lading, storage receipts, warehouse receipts, or other documents of title respectively relating to the Collateral.

              (d) Sign the name of the Borrower on any notice to the Borrower's Account Debtors or verification of the Receivables Collateral; sign the Borrower's name on any Proof of Claim in Bankruptcy against Account Debtors, and on notices of lien, claims of mechanic's liens, or assignments or releases of mechanic's liens securing the Accounts.

              (e) Take all such action as may be necessary to obtain the payment of any letter of credit and/or banker's acceptance of which the Borrower is a beneficiary.

              (f) Repair, manufacture, assemble, complete, package, deliver, alter or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any customer of the Borrower.

              (g) Use, license or transfer any or all General Intangibles of the Borrower, subject to the rights of any licensee existing on the date of this Agreement.

              (h) Sign and file or record any financing or other statements in order to perfect or protect the Agent's security interest in the Collateral.



   9-2.       No Obligation to Act.    The Agent shall not be obligated to do
any of the acts or to exercise any of the powers authorized by Section 9-1 herein, but if the Agent elects to do any such act or to exercise any of such powers, it shall not be accountable for more than it actually receives as a result of such exercise of power, and shall not be responsible to the Borrower for any act or omission to act except for any act or omission to act as to which there is a final determination made in a judicial proceeding (in which proceeding the Agent has had an opportunity to be heard) which determination includes a specific finding that the subject act or omission to act had been grossly negligent or in actual bad faith.

ARTICLE 10 - EVENTS OF DEFAULT.

   The occurrence of any event described in this Article 10 respectively shall constitute an "Event of Default" herein. Upon the occurrence of any Event of Default described in Section 10-14, any and all Liabilities shall become due and payable without any further act on the part of the Agent or any Lender. Upon the occurrence and during the continuance of any other Event of Default, any and all Liabilities may be declared immediately due and payable, at the option of the Agent and without notice or demand.

   10-1.      Failure to Pay Principal.  The failure by the Borrower to pay, when due, any principal which constitutes a Liability.

   10-2.      Failure To Make Other Payments.    The failure by the Borrower,
for a period longer than Five (5) consecutive days, to pay any amount, other than principal, which consists of a Liability.

/October 28, 1997/

   10-3.      Failure to Perform Covenant or Liability (No Grace Period).
   The failure by the Borrower to promptly, punctually, faithfully and timely perform, discharge, or comply with any covenant or Liability not otherwise described in Section 101 or Section 102 hereof, and included in any of the following provisions hereof:
                   Section                     Relates to            :

                   4-5(a) Location of Collateral - solely to the extent that the failure to comply has resulted in the Lender to fail to have a continuously perfected security interest in the Collateral so removed or relocated.

                   4-6(a) Title to Assets - except where any Encumbrance is involuntarily placed on the Borrower's assets, is de minimis in amount (as determined by the Agent in its reasonable discretion), and is being diligently contested by the Borrower.

                   4-7                 Indebtedness

                   4-8 Insurance Policies - solely if the insurance required to be maintained by the Borrower in canceled.

                   4-23                Affiliate Transactions

                   5-7                 Annual Financial Statements

                   5-11                Fixed Charge Coverage Ratio

                   Article 7      Cash Management


   10-4.      Failure to Perform Covenant or Liability (Limited Grace).

              (a) The failure by the Borrower to promptly, punctually, and faithfully perform, discharge, or comply with any provisions of Sections 4-4, 4-5 (other than 4-5(a)), 4-8 or 4-23 of this Agreement not described in Section 10-4 hereof, or of Section 5 not described in Section 10-4 hereof, which failure continues for ten (10) days after the date when due.

              (b)(i) The failure of the Borrower to promptly, punctually and faithfully perform, discharge, or comply with

              (A) the provisions of Section 5-4 hereof; provided no Event of Default shall arise hereunder if the Borrower complies therewith no more than two (2) days after the due date thereof and such failure to comply on the due date does not occur more than three (3) occasions in any twelve-month period; provided further that the Lenders shall have no obligation to make Revolving Credit Loans or to cause the issuance of L/Cs and B/As until such Borrowing Base Certificate is received

              (B) the provisions of Section 5-5 hereof; provided no Event of Default shall arise hereunder if the Borrower complies therewith no more than ten (10) days after the due date thereof and such failure to comply on the due date does not occur more than four (4) occasions in any twelve-month period;

              (C) the provisions of Section 5-6 hereof; provided no Event of Default shall arise hereunder if the Borrower complies therewith no more than ten (10) days after the due date thereof and such failure to comply on the due date does not occur more than one (1) occasion in any twelve-month period;

              (D) the provisions of Section 5-8 hereof, within the time periods (including applicable grace periods) set forth with respect to Sections 5-5, 5-6, above, and Section 5-7, as applicable.

   10-5.      Failure to Perform Covenant or Liability (Grace Period).
   The failure by the Borrower, upon Thirty (30) days written notice by the Agent, to cure the

/October 28, 1997/

Borrower's failure to promptly, punctually and faithfully perform, discharge, or comply with any covenant or Liability not described in any of Sections 10-1, 10-2, 10-3 or 10-4 hereof.

   10-6.      Misrepresentation.  The failure of any representation or warranty at any time made by the Borrower to the Agent or any Lender, to be true in all material respects when given or confirmed.

   10-7.      Default in Other Indebtedness.     The occurrence of any event
such that, after giving effect to the expiration of any applicable grace periods, Indebtedness, which when aggregated with all other like Indebtedness of the Borrower or any of its Subsidiaries to any creditor other than the Agent or any Lender which could (after giving effect to the expiration of any applicable grace periods) be accelerated, exceeds Three Million Dollars ($3,000,000.00).

   10-8.      Payment Default Under Any Lease.   The occurrence of a material
payment default under any Lease, which default could reasonably be expected to have a material adverse effect on the business or operations of the Borrower and its subsidiaries, taken as a whole.

   10-9.      Default Under Other Agreements.    The occurrence of any breach
or default (after giving effect to the expiration of any applicable grace periods) under any Loan Documents, whether such Loan Document now exists or hereafter arises (notwithstanding that the Agent or the subject Lender may not have exercised its rights upon default under any such other Loan Document).

   10-10.     Events with Respect  To New Notes  The occurrence of any event such that the New Notes, after the expiration of any applicable grace period, could be accelerated or that prepayment of all or any part of the principal of any New Note could be required.

   10-11.     Casualty Loss. Non-Ordinary Course Sales.    The occurrence of
any (a) uninsured loss, theft, damage, or destruction of or to any material portion of the Collateral, or (b) sale (other than sales in the ordinary course of business or otherwise permitted hereunder) of any material portion of the assets of the Borrower.

   10-12.     Judgment.  Restraint of Business.

              (a) The entry of any money judgment which, when aggregated with like money judgments against the Borrower or any of its subsidiaries which are neither satisfied nor appealed from (with execution or similar process stayed) within Thirty (30) days of its entry, exceeds Three Million Dollars ($3,000,000.00).

              (b) The entry of any nonmonetary judgment against the Borrower or any of its subsidiaries, which judgement could reasonably be expected to result in a material adverse effect on the Borrower and which judgement is neither satisfied nor appealed from (with execution or similar process stayed) within Thirty (30) days of its entry.

              (c) The entry of any order or the imposition of any other process having the force of law, the effect of which is to restrain in any material adverse way the conduct by the Borrower or of its Subsidiaries of its respective business in the ordinary course.

   10-13.     Business Failure.   Any act by, or relating to the Borrower, or
its property or assets, which act constitutes the application for, consent to, or sufferance of the appointment of a receiver, trustee, or other person, pursuant to court action or otherwise, over all, or any part of the Borrower's property; the granting of any trust mortgage or execution of an assignment for the benefit of the creditors of the Borrower; the offering by or entering into by the Borrower of any composition, extension, or any other arrangement seeking relief from or extension of the debts of the Borrower; or the initiation of any judicial or non-judicial proceeding or agreement by the Borrower which seeks or intends to accomplish a reorganization or arrangement with creditors; and/or the initiation by or on behalf of the Borrower of the liquidation or winding up of all or any part of the Borrower's

/October 28, 1997/
business or operations; or the initiation of any proceeding against the Borrower or its property or assets, which proceeding is not timely contested or, if so contested, is not dismissed within Sixty (60) days of when initiated.

   10-14.     Bankruptcy.      The failure by the Borrower to generally pay the
debts of the Borrower as they mature; adjudication of bankruptcy or insolvency relative to the Borrower; the entry of an order for relief or similar order with respect to the Borrower in any proceeding pursuant to the Bankruptcy Code or any other federal bankruptcy law; the filing of any complaint, application, or petition by the Borrower initiating any matter in which the Borrower is or may be granted any relief from the debts of the Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure; the filing of any complaint, application, or petition against the Borrower seeking the entry of an order for relief under the Bankruptcy Code, which filing is not timely contested or, if timely contested, is not dismissed within Sixty (60) days of when filed.

   10-15.     Default by Guarantor or Related Entity. The occurrence of any of the foregoing Events of Default with respect to any guarantor of the Liabilities, or the occurrence of any of the foregoing Events of Default with respect to any Subsidiary, as if such guarantor or Subsidiary were the "Borrower" described therein.

   10-16.     Indictment - Forfeiture. The indictment of, or institution of any legal process or proceeding against, the Borrower, under any federal, state, municipal, and other civil or criminal statute, rule, regulation, order, or other requirement having the force of law where the relief, penalties, or remedies sought or available include the forfeiture of any property of the Borrower and/or the imposition of any stay or other order, the reasonable likelihood of which could result in a material adverse restraint on the conduct by the Borrower of its business in the ordinary course.

   10-17.     Challenge to Loan Documents.

              (a) Any challenge by or on behalf of the Borrower or any guarantor of the Liabilities to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document's terms or which seeks to void, avoid, limit, or otherwise materially adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto.

              (b) Any determination by any court or any other judicial or government authority that any Loan Document is not enforceable substantially in accordance with the subject Loan Document's terms or which voids, avoids, limits, or otherwise adversely affects any security interest created by any Loan Document or any payment made pursuant thereto.

   10-18.     Executive Management.    The death, disability, or failure of Sam
Forman at any time to exercise that authority and discharge those management responsibilities with respect to the Borrower as are exercised and discharged or are anticipated to be exercised or discharged by such Person at the execution of the within Agreement or the entry of judicial process (not dismissed or dissolved within Seven (7) days of such entry), the effect of which process is to restrain such Person from exercising any material portion of those management responsibilities with respect to the Borrower as are exercised and discharged or are anticipated to be exercised or discharged by such Person at the execution of the within Agreement, provided, however,

              (a) such death, disability, failure of said Person or entry of such process shall not constitute an "Event of Default" until One Hundred Five
(105) days after such occurrence and, unless the Agent sooner waives such Event of Default, or gives written notice of the acceleration of the Liabilities (as to which, see Proviso (b), below) such death, disability, failure, or entry of process shall cease to be an "Event of Default" One Hundred Thirty-five (135) days after its having occurred; and

              (b) the Agent shall not accelerate the Liabilities on account of such death, disability, or failure or entry of such process, except upon and with Thirty (30) days written notice given at any time during the "window" period described in Proviso (a), above.

/October 28, 1997/

The provisions of this Section 10-18 shall be void and of no further effect fifteen (15) Business Days after the Agent's receipt of the financial statements described in Section 5-7 hereof for the Borrower's fiscal year ending January 31, 1999 as long as no other Event of Default then exists hereunder.

   10-19.     Change in Control.  Any Change in Control other than on account of an initial public offering of the capital stock of the Borrower.



ARTICLE 11 - RIGHTS AND REMEDIES UPON DEFAULT.

   In addition to all of the rights, remedies, powers, privileges, and discretions which the Agent is provided prior to the occurrence of an Event of Default, the Agent shall have the rights and remedies set forth in Sections 11-1 through and including 11-6 upon the occurrence, and during the continuance, of any Event of Default and at any time thereafter.

   11-1.      Rights of Enforcement.  The Agent shall have all of the rights and remedies of a secured party upon default under the UCC, in addition to which the Agent shall have all and each of the following rights and remedies:

              (a) To collect the Receivables Collateral with or without the taking of possession of any of the Collateral.

              (b)  To take possession of all or any portion of the Collateral.

              (c) To sell, lease, or otherwise dispose of any or all of the Collateral, in its then condition or following such preparation or processing as the Agent deems advisable and with or without the taking of possession of any of the Collateral.

              (d) To conduct one or more going out of business sales which include the sale or other disposition of the Collateral.

              (e) To apply the Receivables Collateral or the Proceeds of the Collateral towards (but not necessarily in complete satisfaction of) the Liabilities.

              (f) To exercise all or any of the rights, remedies, powers, privileges, and discretions under all or any of the Loan Documents.

   11-2.      Sale of Collateral.

              (a) Any sale or other disposition of the Collateral may be at public or private sale upon such terms and in such manner as the Agent deems advisable, having due regard to compliance with any statute or regulation which might affect, limit, or apply to the Agent's disposition of the Collateral.

              (b) The Agent, in the exercise of the Agent's rights and remedies upon default, may conduct one or more going out of business sales, in the Agent's own right or by one or more agents and contractors. Such sale(s) may be conducted upon any premises owned, leased, or occupied by the Borrower. The Agent and any such agent or contractor, in conjunction with any such sale, may augment the Inventory with other goods (all of which other goods shall remain the sole property of the Agent or such agent or contractor). Any amounts realized from the sale of such goods which constitute augmentations to the Inventory (net of an allocable share of the costs and expenses incurred in their disposition) shall be the sole property of the Agent or such agent or contractor and neither the Borrower nor any Person claiming under or in right of the Borrower shall have any interest therein.

              (c) Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Agent shall provide the Borrower with such notice as may be practicable under the circumstances), the Agent shall give the Borrower at least ten (10) days prior written notice of the date, time, and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made. The Borrower agrees that such written notice shall satisfy all requirements for notice to the Borrower which are imposed under the UCC or other applicable law with respect to the exercise of the Agent's rights and

/October 28, 1997/
remedies upon default.

              (d) The Agent and any Lender may purchase the Collateral, or any portion of it at any sale held under this Article.

              (e) The Agent shall apply the proceeds of any exercise of the Agent's Rights and Remedies under this Article 11 towards the Liabilities in such manner, and with such frequency, as the Agent determines.

   11-3. Occupation of Business Location. In connection with the Agent's exercise of the Agent's rights under this Article 11, the Agent may enter upon, occupy, and use any premises owned or occupied by the Borrower, and may exclude the Borrower from such premises or portion thereof as may have been so entered upon, occupied, or used by the Agent. The Agent shall not be required to remove any of the Collateral from any such premises upon the Agent's taking possession thereof, and may render any Collateral unusable to the Borrower. In no event shall the Agent be liable to the Borrower for use or occupancy by the Agent of any premises pursuant to this Article 11, nor for any charge (such as wages for the Borrower's employees and utilities) incurred in connection with the Agent's exercise of the Agent's Rights and Remedies.

   11-4.      Grant of Nonexclusive License.     The Borrower hereby grants to
the Agent a royalty free nonexclusive irrevocable license to

              (a) Use, apply, and affix any trademark, tradename, logo, or the like in which the Borrower now or hereafter has rights, such license being with respect to the Agent's exercise of the rights upon the occurrence and during the continuance of an Event of Default under this Article 11 including, without limitation, in connection with any completion of the manufacture of Inventory or sale or other disposition of Inventory.

              (b)  Use all of the Borrower's Equipment and infrastructure.

   11-5.      Assembly of Collateral.  The Agent may require the Borrower to assemble the Collateral and make it available to the Agent at the Borrower's sole risk and expense at a place or places which are reasonably convenient to both the Agent and Borrower.

   11-6.      Rights and Remedies.     The rights, remedies, powers,
privileges, and discretions of the Agent hereunder (herein, the " Agent's Rights and Remedies") shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. No delay or omission by the Agent in exercising or enforcing any of the Agent's Rights and Remedies shall operate as, or constitute, a waiver thereof. No waiver by the Agent of any Event of Default or of any default under any other agreement shall operate as a waiver of any other default hereunder or under any other agreement. No single or partial exercise of any of the Agent's Rights or Remedies, and no express or implied agreement or transaction of whatever nature entered into between the Agent and any person, at any time, shall preclude the other or further exercise of the Agent's Rights and
Remedies.  No waiver by the Agent of any of the Agent's   Rights and Remedies on
any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver. All of the Agent's Rights and Remedies and all of the Agent's rights, remedies, powers, privileges, and discretions under any other agreement or transaction are cumulative, and not alternative or exclusive, and may be exercised by the Agent at such time or times and in such order of preference as the Agent in its sole discretion may determine. The Agent's Rights and Remedies may be exercised without resort or regard to any other source of satisfaction of the Liabilities.

ARTICLE 12 - NOTICES.

   12-1.      Notice Addresses.   All notices, demands, and other
communications made in respect of this Agreement (other than a request for a loan or advance or other financial accommodation under the Revolving Credit) shall be made to the following addresses, each of which may be changed upon seven (7) days written notice to all others given by certified mail, return receipt requested:

/October 28, 1997/

If to the Agent:
                        BankBoston Retail Finance Inc.
                        40 Broad Street
                        Boston, Massachusetts 02109
                        Attention :  Mr. Michael Pizette
                                     Vice President
                        Fax       :  617 434-4339

   With a copy to:
                        Riemer & Braunstein
                        Three Center Plaza
                        Boston, Massachusetts  02108
                        Attention :  Richard B. Jacobs, Esquire
                        Fax       :  617 723-6831

If to the Borrower:
                        County Seat Stores, Inc.
                        469 Seventh Avenue
                        New York, New York 10018
                        Attention :  Mr. Paul Kittner
                        Fax       : 212 714-4850

   With copies  to:
                        Skadden, Arps, Slate, Meagher & Flom LLP
                        919 Third Avenue
                        New York, New York 10022-3897
                        Attention : Joseph Halliday, Esquire
                        Fax:      : 212 735-2000
                        and

                        Skadden, Arps, Slate, Meagher & Flom (Illinois) 333 W. Wacker Drive
                        Chicago, Illinois 60606
                        Attention : Lynn McGovern, Esquire
                        Fax:      : 312 407-0411

   12-2.      Notice Given.

              (a) Except as otherwise specifically provided herein, notices shall be deemed made and correspondence received, as follows (all times being local to the place of delivery or receipt):

                   (i)  By mail: the sooner of when actually received or Three
   (3) days following deposit in the United States mail, postage prepaid.

                   (ii) By recognized overnight express delivery: the Business Day following the day when sent.

                   (iii) By Hand: If delivered on a Business Day after 9:00 AM and no later than Three (3) hours prior to the close of customary business hours of the recipient, when delivered. Otherwise, at the opening of the then next Business Day.

                   (iv) By Facsimile transmission (which must include a header indicating the party sending such transmission): If sent on a Business Day after 9:00 AM and no later than Three (3) hours prior to the close of customary business hours of the recipient, one (1) hour after being sent. Otherwise, at the opening of

/October 28, 1997/
   the then next Business Day.

              (b) Rejection or refusal to accept delivery and inability to deliver because of a changed address or Facsimile Number for which no due notice was given shall each be deemed receipt of the notice sent.



ARTICLE 13 - TERM.

   13-1.      Termination of Revolving Credit.   The Revolving Credit shall
remain in effect (subject to suspension as provided in Section 2-5(h) hereof) until the Termination Date.

   13-2.      Effect of Termination.   Upon the termination of the Revolving
Credit, the Borrower shall pay the Agent (whether or not then due), in immediately available funds, all then Liabilities including, without limitation: the entire balance of the Loan Account; any accrued and unpaid Line Fee; any Early Termination Fee; and all unreimbursed costs and expenses of the Agent and of each Lender for which the Borrower is responsible, and shall make such arrangements concerning any L/C's and B/A's then outstanding are reasonably satisfactory to the Agent . Until such payment, all provisions of this Agreement, other than those contained in Article 2 which place an obligation on the Agent and any Lender to make any loans or advances or to provide financial accommodations under the Revolving Credit or otherwise, shall remain in full force and effect until all Liabilities shall have been paid in full and upon such payment, the Agent, at the expense of the Borrower, shall execute and deliver to the Borrower such releases (including UCC termination statements) as the Borrower shall reasonably request. The Agent will also execute and deliver to Borrower, at the expense of the Borrower, all such releases and UCC termination statements as Borrower shall request in connection with any permitted sales of Collateral under this Agreement and in connection with any sale or other disposition of the Distribution Facility. The release by the Agent of the security and other collateral interests granted the Agent by the Borrower hereunder may be upon such conditions and indemnifications as the Agent may require.



ARTICLE 14  -  GENERAL.

   14-1.      Protection of Collateral.     The Agent has no duty as to the
collection or protection of the Collateral beyond the safe custody of such of the Collateral as may come into the possession of the Agent and shall have no duty as to the preservation of rights against prior parties or any other rights pertaining thereto. The Agent may include reference to the Borrower (and may utilize any logo or other distinctive symbol associated with the Borrower) in connection with any advertising, promotion, or marketing undertaken by the Agent.

   14-2.      Successors and Assigns.  This Agreement shall be binding upon the
Borrower and the Borrower's successors, and assigns and shall enure to the benefit of the Agent and each Lender and the respective successors and assigns of each provided, however, no trustee or other fiduciary appointed with respect to the Borrower shall have any rights hereunder. In the event that the Agent or any Lender assigns or transfers its rights under this Agreement, the assignee shall thereupon succeed to and become vested with all rights, powers, privileges, and duties of such assignor hereunder and such assignor shall thereupon be discharged and relieved from its duties and obligations hereunder provided that such assignment is made in accordance with the requirements of
Section 219.

   14-3.      Severability.  Any determination that any provision of this
Agreement or any application thereof is invalid, illegal, or unenforceable in any respect in any

/October 28, 1997/
instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Agreement.

   14-4.      Amendments.  Course of Dealing.

              (a) This Agreement and the other Loan Documents incorporate all discussions and negotiations between the Borrower and the Agent and each Lender, either express or implied, concerning the matters included herein and in such other instruments, any custom, usage, or course of dealings to the contrary notwithstanding. No such discussions, negotiations, custom, usage, or course of dealings shall limit, modify, or otherwise affect the provisions thereof. No failure by the Agent or any Lender to give notice to the Borrower of the Borrower's having failed to observe and comply with any warranty or covenant included in any Loan Document shall constitute a waiver of such warranty or covenant or the amendment of the subject Loan Document. No change made by the Agent in the manner by which Availability is determined shall obligate the Agent to continue to determine Availability in that manner.

              (b) The Borrower may undertake any action otherwise prohibited hereby, and may omit to take any action otherwise required hereby, upon and with the express prior written consent of the Agent. No consent, modification, amendment, or waiver of any provision of any Loan Document shall be effective unless executed in writing by or on behalf of the Agent and the Borrower.

   14-5.      Power of Attorney.  In connection with all powers of attorney included in this Agreement, the Borrower hereby grants unto the Agent full power to do any and all things necessary or appropriate in connection with the exercise of such powers as fully and effectually as the Borrower might or could do, hereby ratifying all that said attorney shall do or cause to be done by virtue of this Agreement. No power of attorney set forth in this Agreement shall be affected by any disability or incapacity suffered by the Borrower and each shall survive the same. All powers conferred upon the Lender by this Agreement, being coupled with an interest, shall be irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Agent.

   14-6.      Application of Proceeds. The proceeds of any collection, sale, or disposition of the Collateral, or of any other payments received hereunder, shall be applied towards the Liabilities in such order and manner as the Agent determines in its sole discretion. The Borrower shall remain liable for any deficiency remaining following such application.

   14-7.      Costs and Expenses of Agent and Of Lenders.  The Borrower shall pay on demand all Costs of Collection and all reasonable out-of-pocket expenses of the Agent in connection with the preparation, execution, and delivery of this Agreement and of any other Loan Documents, whether now existing or hereafter arising, and all other reasonable out-of- pocket expenses which may be incurred by the Agent in preparing or amending this Agreement and all other agreements, instruments, and documents related thereto, or otherwise incurred with respect to the Liabilities. The Borrower specifically authorizes the Agent to pay all such fees and expenses and in the Agent's discretion, to add such fees and expenses to the Loan Account. The within undertaking, on the part of the Borrower, shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Agent in favor of the Borrower, other than a termination, release, or discharge which makes specific reference to this
Section 14-7. The Borrower shall pay on demand all Costs of Collection and reasonable out-of-pocket costs and expenses of the Agent and each Lender incurred in connection with the Liabilities after the occurrence and during the continuance of an Event of Default.

   14-8.      Copies and Facsimiles.   This Agreement and all documents which
relate thereto, which have been or may be hereinafter furnished the Agent or any Lender may be reproduced by that Person or by the Agent by any photographic, microfilm, xerographic, digital imaging, or other process, and that Person may destroy any document so reproduced. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business). Any facsimile which bears proof of transmission shall be binding on the party which or on whose behalf such

/October 28, 1997/
transmission was initiated and likewise shall be so admissible in evidence as if the original of such facsimile had been delivered to the party which or on whose behalf such transmission was received.

   14-9.      Massachusetts Law.  This Agreement and all rights and obligations hereunder, including matters of construction, validity, and performance, shall be governed by the laws of The Commonwealth of Massachusetts.

   14-10.  Consent to Jurisdiction.

              (a) The Borrower agrees that any legal action, proceeding, case, or controversy against the Borrower with respect to any Loan Document may be brought in the Superior Court of Suffolk County Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, as the Agent may elect in the Lender's sole discretion. By execution and delivery of this Agreement, the Borrower, for itself and in respect of its property, accepts, submits, and consents generally and unconditionally, to the jurisdiction of the aforesaid courts.

              (b) The Borrower WAIVES personal service of any and all process upon it, and irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the Borrower at the Borrower's address for notices as specified herein, such service to become effective five
(5) Business Days after such mailing.

              (c) The Borrower WAIVES any objection based on forum non conveniens and any objection to venue of any action or proceeding instituted under any of the Loan Documents and consents to the granting of such legal or equitable remedy as is deemed appropriate by the Court.

              (d) Nothing herein shall affect the right of the Agent to bring legal actions or proceedings in any other competent jurisdiction.

              (e) The Borrower agrees that any action commenced by the Borrower asserting any claim or counterclaim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in the Superior Court of Suffolk County Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, and that such Courts shall have exclusive jurisdiction with respect to any such action.


   14-11.     Indemnification.    The Borrower shall indemnify, defend, and
hold the Agent and each Lender and any employee, officer, or agent of any of the foregoing (each, an "Indemnified Person") harmless of and from any claim brought or threatened against any Indemnified Person by the Borrower, any guarantor or endorser of the Liabilities, or any other Person (as well as from attorneys' reasonable fees and expenses in connection therewith) on account of the relationship of the Borrower or of any other guarantor or endorser of the Liabilities with the Agent or any Lender hereunder or under any of the other Loan Documents (each of claims which may be defended, compromised, settled, or pursued by the Indemnified Person with counsel of such Person's selection, but at the expense of the Borrower) other than any claim as to which a final judgment against the Indemnified Person is entered in a judicial proceeding (in which the Agent and any other Indemnified Person has had an opportunity to be heard). The within indemnification shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Agent in favor of the Borrower, other than a termination, release, or discharge which makes specific reference to this Section 14-11.

   14-12.     Rules of Construction.   The following rules of construction
shall be applied in the interpretation, construction, and enforcement of this Agreement and of the other Loan Documents:

              (a) Words in the singular include the plural and words in the plural include the singular.

              (b) Headings (indicated by being underlined) and the Table of Contents are solely for convenience of reference and do not constitute a part of the instrument in which included and do not affect such instrument's meaning, construction, or effect.

/October 28, 1997/

              (c)  The words "includes" and "including" are not limiting.

              (d) Text which follows the words "including, without limitation" (or similar words) is illustrative and not limitational.

              (e) Text which is underlined, shown in italics, shown in bold, shown IN ALL CAPITAL LETTERS, or in any combination of the foregoing, shall be deemed to be conspicuous.

              (f)  The words "may not" are prohibitive and not permissive.

              (g)  The word "or" is not exclusive.

              (h) Terms which are defined in one section of an instrument are used with such definition throughout the instrument in which so defined.

              (i)  The symbol "$" refers to United States Dollars.

              (j) References to "herein", "hereof", and "within" are to this entire Agreement and not merely the provision in which such reference is included.

              (k) Except as otherwise specifically provided, all references to time are to Boston time.

              (l) In the determination of any notice, grace, or other period of time prescribed or allowed hereunder, unless otherwise provided (A) the day of the act, event, or default from which the designated period of time begins to run shall not be included and the last day of the period so computed shall be included unless such last day is not a Business Day, in which event the last day of the relevant period shall be the then next Business Day and (B) the period so computed shall end at 5:00 PM on the relevant Business Day.

              (m) The Loan Documents shall be construed and interpreted in a harmonious manner and in keeping with the intentions set forth in Section 14-13 hereof, provided, however, in the event of any inconsistency between the provisions of the within Agreement and any other Loan Document, the provisions of the within Agreement shall govern and control.

   14-13.     Intent. It is intended that:

              (a)  This Agreement take effect as a sealed instrument.

              (b) The scope of the security interests created by this Agreement be broadly construed in favor of the Agent.

              (c) The security interests created by this Agreement secure all Liabilities, whether now existing or hereafter arising.

              (d) Unless otherwise explicitly provided herein, the Agent's consent to any action of the Borrower which is prohibited unless such consent is expressly given may be given or refused by the Agent in its sole discretion and without reference to Section 2-13 hereof.

   14-14.     Right of Set-Off.   Any and all deposits or other sums at any
time credited by or due to the undersigned from any Lender or from any participant (a "Participant") with any Lender in the credit facility contemplated hereby and any cash, securities, instruments or other property of the undersigned in the possession of any Lender or any Affiliate of any Lender or any Participant, whether for safekeeping or otherwise (regardless of the reason such Person had received the same) shall at all times constitute security for all Liabilities, and may be applied or set off against the Liabilities at any time after the occurrence and during the continuance of an Event of Default, whether or not such are then due and whether or not other collateral is then available to the Agent or any Participant.

   14-15.     Maximum Interest Rate.   Regardless of any provision of any Loan
Document, none of the Agent or any Lender shall be entitled to contract for, charge, receive, collect, or apply as interest on any Liability, any amount in excess of the maximum rate imposed by applicable law. Any payment which is made which, if treated as interest on a Liability would result in such interest's exceeding such maximum rate shall be held, to the extent of such excess, as additional collateral for the Liabilities as if such excess were "Collateral."

/October 28, 1997/

   14-16.     Waivers.

              (a) The Borrower makes each of the waivers included in Section 1416(b), below, knowingly, voluntarily, and intentionally, and understands that the Agent and each Lender, in entering into the financial arrangements contemplated hereby and in providing loans and other financial accommodations to or for the account of the Borrower as provided herein, whether not or in the future, is relying on such waivers.

              (b)  THE BORROWER WAIVES THE FOLLOWING:

                   (i) Except as otherwise specifically required hereby, notice of non-payment, demand, presentment, protest and all forms of demand and notice, both with respect to the Liabilities and the Collateral.

                   (ii) Except as otherwise specifically required hereby, the right to notice and/or hearing prior to the Agent's exercising of the Agent's rights upon default.

                   (iii) THE RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH THE AGENT OR ANY LENDER IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST THE AGENT OR ANY LENDER OR IN WHICH THE AGENT OR ANY LENDER IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF OR IS IN RESPECT OF, ANY RELATIONSHIP AMONGST OR BETWEEN THE BORROWER OR THE AGENT OR ANY LENDER IN CONNECTION WITH ANY LOAN DOCUMENT (AND THE AGENT AND EACH LENDER LIKEWISE WAIVES THE RIGHT TO A JURY IN ANY TRIAL OF ANY SUCH CASE OR CONTROVERSY).

                   (iv) Any defense, counterclaim, set-off, recoupment, or other basis on which the amount of any Liability, as stated on the books and records of the Agent or any Lender, could be reduced or claimed to be paid otherwise than in accordance with the tenor of and written terms of such Liability.

                   (v) Any claim to consequential, special, or punitive damages.

   14-17.     Confidentiality.  The Agent and each of the Lenders agrees that they will not disclose without the prior consent of the Borrower (other than to its employees, Affiliates, advisors or counsel, each of whom shall be directed to observe this confidentiality obligation) any information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Loan Document and which is designated by the Borrower in writing as confidential, provided, however, that the Agent and the Lenders may disclose any such information (i) as has become generally available to the public, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state, or federal regulatory body having or claiming to have jurisdiction over the Agent, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to the Agent, (v) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of this Agreement, the Liabilities, or any interest therein by the Agent, which transfer or participation is permitted by the terms of this Agreement and (vi) to the Agent and other Lenders provided, however, that such prospective transferee or participant executes a confidentiality agreement with the Agent containing similar provisions to those set forth in this Section 14-17, and
(vi) as may be reasonably required in connection with the Agent's enforcement of this Agreement or the other Loan Documents against the Borrower and/or its Subsidiaries.

/October 28, 1997/

                                                        COUNTY SEAT STORES, INC.
                                                                    ("Borrower")

                                             By
                                                 -------------------------------
                                     Print Name:
                                                 -------------------------------
                                          Title:
                                                 -------------------------------


                                                  BANKBOSTON RETAIL FINANCE INC.
                                                                       ("Agent")

                                             By
                                                --------------------------------
                                     Print Name:
                                                --------------------------------
                                          Title:
                                                --------------------------------
The "Lenders"

                                                  BANKBOSTON RETAIL FINANCE INC.

                                             By
                                                 -------------------------------
                                     Print Name:
                                                 -------------------------------
                                          Title:
                                                 -------------------------------

/October 28, 1997/
                                          62